Exhibit 10.1
EXECUTION VERSION
LOAN AND SECURITY AGREEMENT
     THIS LOAN AND SECURITY AGREEMENT (this “Agreement”) dated as of September 30, 2010 (the “Effective Date”) by and among SILICON VALLEY BANK, a California corporation (“Bank”), AVIAT NETWORKS, INC., a Delaware corporation (“Parent”), AVIAT U.S., INC. (“Opco,” together with Parent, the “US Borrowers”) and AVIAT NETWORKS (S) PTE. LTD., a private company limited by shares formed under the laws of the Republic of Singapore (“Aviat Singapore” or “Singapore Borrower,” and together with the US Borrowers, the “Borrowers”), provides the terms on which Bank shall lend to Borrower and Borrower shall repay Bank. The parties agree as follows:
     1 ACCOUNTING AND OTHER TERMS
     Accounting terms not defined in this Agreement shall be construed following GAAP. Calculations and determinations must be made following GAAP. Capitalized terms not otherwise defined in this Agreement shall have the meanings set forth in Section 13. All other terms contained in this Agreement, unless otherwise indicated, shall have the meaning provided by the Code to the extent such terms are defined therein.
     2 LOAN AND TERMS OF PAYMENT
     2.1 Promise to Pay. US Borrowers hereby unconditionally promise to pay Bank the outstanding principal amount of all Credit Extensions and accrued and unpaid interest thereon as and when due in accordance with this Agreement. Singapore Borrower hereby unconditionally promises to pay Bank the outstanding principal amount of all Singapore Utilization and accrued and unpaid interest thereon as and when due in accordance with this Agreement.
     2.1.1 Revolving Advances.
          (a) Availability. Subject to the terms and conditions of this Agreement, Bank shall make (i) revolving credit advances in Dollars to a US Borrower (“US Advances”) in an aggregate principal amount at any one time outstanding not exceeding the Availability Amount and (ii) revolving credit advances in Dollars to Singapore Borrower (“Singapore Advances”) in an aggregate principal amount at any one time outstanding not exceeding the lesser of (A) the Availability Amount or (B) the Singapore Sublimit. Amounts borrowed hereunder may be repaid and, prior to the Revolving Line Maturity Date, reborrowed, subject to the applicable terms and conditions precedent herein. No Singapore Advances shall be drawn until satisfaction of the Singapore Conditions Precedent.
          (b) Termination; Repayment; Prepayment. The Revolving Line terminates on the Revolving Line Maturity Date, when the principal amount of all Advances, the unpaid interest thereon, and all other Obligations relating to the Revolving Line shall be immediately due and payable. Subject to Sections 3.7 and 3.8, Borrowers may reduce the Revolving Line, without premium or penalty, to an amount (which may be zero) not less than the sum of (i) the Advances as of such date, plus (ii) the principal amount of all Advances not yet made as to which a request has been given by Borrowers under Section 3.5, plus (iii) the amount of all Letters of Credit not yet issued as to which a request has been given by Borrowers pursuant to Section 2.1.2. Each such reduction shall be made by providing not less than five (5) Business Days prior written notice to Bank and shall be irrevocable. Once reduced, the Commitments may not be increased.
     2.1.2 Letters of Credit Sublimit.
          (a) Letters of Credit. As part of the Revolving Line, Bank shall issue or have issued Letters of Credit denominated in Dollars or a Foreign Currency for Borrower’s account. The aggregate Dollar Equivalent amount utilized for the issuance of Letters of Credit shall at all times reduce the amount otherwise available for Advances under the Revolving Line. The aggregate Dollar Equivalent amount available to be used for the issuance of Letters of Credit may not exceed the Availability Amount. Issuances of Letters or Credit to Singapore Borrower are subject to the overadvance provision in Section 2.2.

          (b) Cash Collateral. Borrowers may request and Bank may issue Letters of Credit which expire up to the date which is twelve (12) months after the Revolving Line Maturity Date. If, on the Revolving Line Maturity Date (or the effective date of any termination of this Agreement), (i) there are any outstanding Letters of Credit and (ii) Bank does not extend or renew the Revolving Line, then on such date Borrowers shall provide to Bank cash collateral and pay in advance any letter of credit fees, in each case, as provided for in Section 9.1(c). All Letters of Credit shall be in form and substance acceptable to Bank in its sole discretion and shall be subject to the terms and conditions of Bank’s standard Application and Letter of Credit Agreement (the “Letter of Credit Application”). Borrowers agree to execute any further documentation in connection with the Letters of Credit as Bank may reasonably request. Borrowers further agree to be bound by the regulations and interpretations of the issuer of any Letters of Credit guarantied by Bank and opened for a Borrower’s account or by Bank’s interpretations of any Letter of Credit issued by Bank for a Borrower’s account, and Borrowers understand and agree that Bank shall not be liable for any error, negligence, or mistake, whether of omission or commission, in following a Borrower’s instructions or those contained in the Letters of Credit or any modifications, amendments, or supplements thereto.
          (c) Reimbursement. The obligation of Borrowers to immediately reimburse Bank for drawings made under Letters of Credit shall be absolute, unconditional, and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement, such Letters of Credit, and the Letter of Credit Application.
          (d) Demand for Payment. If a demand for payment is made under any such Letter of Credit, Borrowers shall have the option to reimburse Bank in an amount equal to the Dollar Equivalent of the amount of such payment under such Letter of Credit. If Borrowers have not reimbursed Bank in an amount equal to the Dollar Equivalent of the amount of such payment by 11:00 a.m. Pacific time on the date Bank must make such payment under such Letter of Credit, then Bank shall treat such payment as an Advance to Borrowers of the Dollar Equivalent of the amount thereof (plus fees and charges in connection therewith such as wire, cable, SWIFT or similar charges).
          (e) Letter of Credit Reserve. To guard against fluctuations in currency exchange rates, upon the issuance of any Letter of Credit payable in a Foreign Currency, Bank shall create a reserve (the “Letter of Credit Reserve”) under the Revolving Line in an amount equal to ten percent (10%) (or such other amount Bank deems appropriate in its sole discretion at the time of issuance and while any such applicable Letter of Credit remains outstanding and Bank shall provide Borrowers notice of such amount) of the Dollar Equivalent of the face amount of such Letter of Credit. The amount of the Letter of Credit Reserve may be adjusted by Bank from time to time to account for fluctuations in the exchange rate. The availability of funds under the Revolving Line shall be reduced by the amount of such Letter of Credit Reserve for as long as such Letter of Credit remains outstanding.
     2.1.3 Foreign Exchange Contracts. As part of the Revolving Line, Borrowers may enter into foreign exchange contracts with Bank under which a Borrower commits to purchase from or sell to Bank a specific amount of Foreign Currency (each, a “FX Forward Contract”) on a specified date (the “Settlement Date”) at least one (1) FX Business Day after the contract date. The aggregate Dollar Equivalent amount of FX Forward Contracts at any one time may not exceed the Availability Amount. Bank shall create a reserve (the “FX Reserve”) under the Revolving Line in an amount equal to ten percent (10%) (or such other amount Bank deems appropriate in its sole discretion and Bank shall provide Borrowers notice of such amount) of the Dollar Equivalent aggregate amount of all outstanding FX Forward Contracts. The FX Reserve shall reduce the amount otherwise available for Credit Extensions under the Revolving Line. Any amounts needed to fully reimburse Bank for any amounts not paid by a Borrower in connection with FX Forward Contracts will be treated as Prime Rate Advances under the Revolving Line to such Borrower and will accrue interest at the interest rate applicable to Prime Rate Advances.
     2.1.4 Cash Management Services. Borrowers may use an amount under the Revolving Line up to the Availability Amount for Bank’s cash management services which may include merchant services, direct deposit of payroll, business credit card, and check cashing services identified in Bank’s various cash management services agreements (collectively, the “Cash Management Services”). Any amounts Bank pays on behalf of a Borrower for any Cash Management Services will be treated as Prime Rate Advances to such Borrower under the Revolving Line and will accrue interest at the interest rate applicable to Prime Rate Advances.
     2.1.5 [Reserved]

     2.1.6 [Reserved]
     2.2 Overadvances. If, at any time, (a) the Revolving Line Utilization exceeds the Revolving Line or (b) the Singapore Utilization exceeds the lesser of (i) the Revolving Line, or (ii) the Singapore Sublimit, then Borrowers shall immediately repay to Bank Advances in cash at least in the amount of such excess.
     2.3 Payment of Interest on the Credit Extensions.
          (a) Interest Rate.
               (i) Each Advance shall, at Borrowers’ option, in accordance with the terms of this Agreement, be either in the form of a Prime Rate Advance or a LIBOR Advance; provided that in no event shall Borrowers maintain at any time LIBOR Advances having more than five (5) different Interest Periods.
               (ii) Each Advance shall bear interest on the outstanding principal amount thereof from the date when made, continued or converted until paid in full at a floating per annum rate equal to (A) for Prime Rate Advances, the Prime Rate plus the applicable Prime Rate Margin and (B) for LIBOR Advances, the LIBOR Rate plus the applicable LIBOR Rate Margin. On and after the expiration of any Interest Period applicable to any LIBOR Advance outstanding on the date of occurrence of an Event of Default or acceleration of the Obligations, the Effective Amount of such LIBOR Advance shall, during the continuance of such Event of Default or after acceleration, bear interest at a rate per annum equal to the rate applicable to Prime Rate Advances plus the Default Rate. Pursuant to the terms hereof, interest on each Advance shall be paid in arrears on each Interest Payment Date. Interest shall also be paid on the date of any prepayment of any Advance pursuant to this Agreement for the portion of any Advance so prepaid and upon payment (including prepayment) in full thereof. All accrued but unpaid interest on the Advances shall be due and payable on the Revolving Line Maturity Date.
          (b) Default Rate. Immediately upon the occurrence and during the continuance of an Event of Default, (i) Obligations shall bear interest at a rate per annum which is two percentage points (2.00%) above the rate that is otherwise applicable thereto, and (ii) letter of credit fees shall bear interest at a rate per annum which is two percentage points (2.00%) above the rate that is otherwise applicable thereto (such rates described in clauses (i) and (ii) are collectively referred to herein as the “Default Rate”) unless Bank otherwise elects from time to time in its sole discretion to impose a smaller increase. Fees and expenses which are required to be paid by Borrowers pursuant to the Loan Documents (including, without limitation, Bank Expenses and letter of credit fees) but are not paid when due shall bear interest until paid at a rate equal to the highest rate applicable to the Obligations. Payment or acceptance of the increased interest rate provided in this Section 2.3(b) is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of Bank.
          (c) Prime Rate and LIBOR Rate Advances.
               (i) Each change in the interest rate of the Prime Rate Advances based on changes in the Prime Rate shall be effective on the effective date of such change and to the extent of such change.
               (ii) The interest rate applicable to each LIBOR Advance shall be determined in accordance with Section 3.7(a) hereunder. Subject to Sections 3.7 and 3.8, such rate shall apply during the entire Interest Period applicable to such LIBOR Advance, and interest calculated thereon shall be payable on the Interest Payment Date applicable to such LIBOR Advance.
          (d) Computation. In computing interest, the date of the making of any Credit Extension shall be included and the date of payment shall be excluded; provided, however, that if any Credit Extension is repaid on the same day on which it is made, such day shall be included in computing interest on such Credit Extension. Interest shall be computed on the basis of a 360-day year for the actual number of days elapsed, except that, with respect to Prime Rate Advances, the interest thereon shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual number of days elapsed.

          (e) Debit of Accounts. Bank may debit the Designated Deposit Account (i) of US Borrowers for principal and interest payments or any other amounts Borrowers owe Bank when due, and (ii) of Singapore Borrower for principal and interest payments or any other amounts Singapore Borrower owes Bank when due; provided that if any payment is not made when due, Bank may debit any deposit account of (x) US Borrowers for principal and interest payments or any other amounts Borrowers owe Bank when due, and (y) Singapore Borrower for principal and interest payments or any other amounts Singapore Borrower owes Bank when due. These debits shall not constitute a set-off.
     2.4 Fees. Borrowers shall pay to Bank:
          (a) Commitment Fee. A fully earned, non-refundable commitment fee of $150,000 equal to three hundred seventy five thousandths of one percent (0.375%) of the Revolving Line, on the Effective Date;
          (b) Letter of Credit Fee. Bank’s customary fees and expenses for the issuance or renewal of Letters of Credit , including, without limitation, a letter of credit fee of one percent (1.00%) per annum of the Dollar Equivalent of the face amount of each Letter of Credit issued, upon the issuance of such Letter of Credit, each anniversary of the issuance during the term of such Letter of Credit, and upon the renewal of such Letter of Credit by Bank;
          (c) Unused Revolving Line Facility Fee. A fee (the “Unused Revolving Line Facility Fee”), payable quarterly, in arrears, on a calendar year basis, in an amount equal to such applicable percentage of the average unused portion of the Revolving Line as set forth below:

	Borrowers’ Consolidated	Unused Revolving Line
Level	Leverage Ratio	Facility Fee
I	Less than or equal to 1.0:1.0	.250% per annum

II	Greater than 1.0:1.0 but less than or equal to 2.0:1.0	.300% per annum

III	Greater than 2.0:1.0 but less than or equal to 2.75:1.0	.375% per annum

IV	Greater than 2.75:1.0 and/or a negative number	.500% per annum
For the period from the Effective Date until Bank has received Parent’s consolidated financial statements for the fiscal quarter ending October 1, 2010, the Unused Revolving Line Facility Fee shall be at the margin in the row styled “Level IV.” The unused portion of the Revolving Line, for the purposes of this calculation, shall include amounts reserved for products provided in connection with Letters of Credit, Cash Management Services and FX Forward Contracts. Borrowers shall not be entitled to any credit, rebate or repayment of any Unused Revolving Line Facility Fee previously earned by Bank pursuant to this Section notwithstanding any termination of the Agreement or the suspension or termination of Bank’s obligation to make loans and advances hereunder; and
          (d) Bank Expenses. All Bank Expenses (including reasonable attorneys’ fees and expenses for documentation and negotiation of this Agreement) incurred through and after the Effective Date, when due.
     2.5 Payments; Application of Payments.
          (a) All payments (including prepayments) to be made by Borrowers under any Loan Document shall be made in immediately available funds in U.S. Dollars, without setoff or counterclaim, before

12:00 p.m. Pacific time on the date when due. Payments of principal and/or interest received after 12:00 p.m. Pacific time are considered received at the opening of business on the next Business Day. When a payment is due on a day that is not a Business Day, the payment shall be due the next Business Day, and additional fees or interest, as applicable, shall continue to accrue until paid.
          (b) All principal and interest payments received by Bank, and all proceeds of Collateral received by Bank, shall be applied (i) first to reduce the balance of principal and interest of the Revolving Line outstanding, and (ii) in the case of payments received from Singapore Borrower, first to reduce the balance of principal and interest of the Singapore Obligations; provided that so long as no Event of Default has occurred and is continuing, any Borrower may specify that any payment made by such Borrower to Bank shall be for the payment of specific Obligations then due and payable under any provision of this Agreement or any other Loan Document. Notwithstanding the foregoing, in no event shall Bank apply any payments received by Singapore Borrower to, nor shall any payment by Singapore Borrower be construed to be for, any Obligation owing by any US Borrower.
     3 CONDITIONS OF LOANS
     3.1 Conditions Precedent to Initial Credit Extension. Bank’s obligation to make the initial Credit Extension is subject to the condition precedent that Bank shall have received, in form and substance satisfactory to Bank, such documents, and completion of such other matters, as Bank may reasonably deem necessary or appropriate, including, without limitation:
          (a) duly executed original signatures to the following Loan Documents:
     (i) this Agreement;
     (ii) the Perfection Certificates for each US Borrower;
     (iii) the Control Agreements for the Securities Accounts held by US Borrowers at SVB Asset Management and Treasury Partners;
     (iv) the Notice of Borrowing; and
     (v) the Letter of Direction;
          (b) [reserved];
          (c) each US Borrower’s Operating Documents and a good standing certificate of each US Borrower certified by the Secretary of State of the State of Delaware as of a date no earlier than thirty (30) days prior to the Effective Date;
          (d) duly executed original signatures to the completed Borrowing Resolutions for each US Borrower;
          (e) duly executed original signature to a payoff letter from Bank of America, N.A.;
          (f) certified copies, dated as of a recent date, of financing statement searches, as Bank shall request, accompanied by written evidence (including any UCC termination statements) that the Liens indicated in any such financing statements either constitute Permitted Liens or have been or, in connection with the initial Credit Extension, will be terminated or released;
          (g) [reserved];
          (h) since July 2, 2010, there has not been a Material Adverse Change;

          (i) evidence satisfactory to Bank that the insurance policies required by Section 6.5 hereof are in full force and effect, together with appropriate evidence showing loss payable and/or additional insured clauses in favor of Bank; and
          (j) payment of the fees and Bank Expenses then due as specified in Section 2.4 hereof.
     3.2 Conditions Precedent to all Credit Extensions. Bank’s obligations to make each Credit Extension, including the initial Credit Extension, is subject to the following conditions precedent:
          (a) for Advances, timely receipt of an executed Notice of Borrowing;
          (b) the representations and warranties in this Agreement shall be true, accurate, and complete in all material respects on the date of the Notice of Borrowing and on the Funding Date of each Credit Extension; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further, that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date, and no Event of Default shall have occurred and be continuing or result from the Credit Extension. Each Credit Extension is Borrowers’ representation and warranty on that date that the representations and warranties in this Agreement remain true, accurate, and complete in all material respects; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further, that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date; and
          (c) in Bank’s sole discretion, there has not been a Material Adverse Change.
     3.3 Post-Closing Conditions.
          (a) The obligation of Bank to make Singapore Advances is subject to the condition precedent that Bank shall have received within 30 days after the Effective Date, unless otherwise provided in writing, in form and substance satisfactory to Bank, such documents, and completion of such other matters, as Bank may reasonably deem necessary or appropriate, including, without limitation:
               (i) duly executed original signatures to the Singapore Debenture and all related documents;
               (ii) the Perfection Certificate for Singapore Borrower, together with the duly executed original signature thereto;
               (iii) a legal opinion of Borrowers’ Singapore counsel, in form and substance satisfactory to Bank, together with the duly executed original signature thereto;
               (iv) Singapore Borrower’s Operating Documents;
               (v) duly executed original signatures to the Control Agreement for the Securities Account held by Singapore Borrower at SVB Asset Management;
               (vi) evidence satisfactory to Bank of filing of the change of registered shareholder of Singapore Borrower from “Harris Stratex Networks Operating Corporation” to “Aviat U.S., Inc.”; and
               (vii) duly executed original signatures to the completed Borrowing Resolutions for Singapore Borrower.
          (b) Within 10 days of the satisfaction of each item described in Sections 3.3(a)(i)-(v):

               (i) cause the particulars of the Singapore Debenture to be registered with the Accounting and Corporate Regulatory Authority of Singapore; and
               (ii) cause the Singapore Debenture to be stamped under the Singapore Stamp Duties Act.
          (c) Unless otherwise provided in writing, within 30 days after the Effective Date, Bank shall have received, in form and substance satisfactory to Bank:
               (i) evidence that (A) the Liens securing Indebtedness owed by Borrowers to (x) Key Equipment Finance, Inc. and (y) Vinod Dahm will be terminated and (B) the documents and/or filings evidencing the perfection of such Liens, including without limitation any financing statements and/or control agreements, have or will, concurrently with the initial Credit Extension, be terminated; and
               (ii) evidence satisfactory to Bank that the endorsements in favor of Bank related to the insurance policies required by Section 6.5 hereof are in full force and effect.
     3.4 Covenant to Deliver. Except as otherwise provided in Section 3.3, Borrowers agree to deliver to Bank each item required to be delivered to Bank under this Agreement as a condition precedent to any Credit Extension. Borrowers expressly agree that a Credit Extension made prior to the receipt by Bank of any such item shall not constitute a waiver by Bank of Borrowers’ obligation to deliver such item, and the making of any Credit Extension in the absence of a required item shall be in Bank’s sole discretion.
     3.5 Procedures for Borrowing. Subject to the prior satisfaction of all other applicable conditions to the making of an Advance set forth in this Agreement, each Advance shall be made upon the Administrative Borrower’s or the Singapore Borrower’s irrevocable written notice delivered to Bank in the form of a Notice of Borrowing, executed by a Responsible Officer of the Administrative Borrower or the Singapore Borrower or his or her designee or without instructions if the Advances are necessary to meet Obligations which have become due. Bank may rely on any telephone notice given by a person whom Bank believes is a Responsible Officer or designee. Each Borrower will indemnify Bank for any loss Bank suffers due to such reliance. Such Notice of Borrowing must be received by Bank prior to 12:00 p.m. Pacific time, (a) at least three (3) Business Days prior to the requested Funding Date, in the case of LIBOR Advances, and (b) on the requested Funding Date, in the case of Prime Rate Advances, specifying: (1) the amount of the Advance; (2) the requested Funding Date; (3) whether the Advance is to be comprised of LIBOR Advances or Prime Rate Advances; and (4) the duration of the Interest Period applicable to any such LIBOR Advances included in such notice; provided that each borrowing made hereunder, whether a LIBOR Advance or a Prime Rate Advance, shall be a minimum of $1,000,000 and integral multiples of $1,000,000 thereof; provided, further, that if the Notice of Borrowing shall fail to specify the duration of the Interest Period for any Advance comprised of LIBOR Advances, such Interest Period shall be one (1) month. The proceeds of all such Advances will then be made available to Borrowers on the Funding Date by Bank by transfer to the Designated Deposit Account and, subsequently, by wire transfer to such other account as the Administrative Borrower or the Singapore Borrower may instruct in the Notice of Borrowing.
     3.6 Conversion and Continuation Elections.
          (a) So long as (x) no Event of Default exists; (y) Borrowers shall not have sent any notice of termination of this Agreement; and (z) Borrowers shall have complied with such customary procedures as Bank has established from time to time for Borrowers’ requests for LIBOR Advances, Borrowers may, upon irrevocable written notice to Bank:
               (i) elect to convert on any Business Day, Prime Rate Advances into LIBOR Advances;
               (ii) elect to continue on any Interest Payment Date any LIBOR Advances maturing on such Interest Payment Date; or

               (iii) elect to convert on any Interest Payment Date any LIBOR Advances maturing on such Interest Payment Date into Prime Rate Advances.
          (b) Borrowers shall deliver a Notice of Conversion/Continuation in accordance with Section 10 to be received by Bank prior to 12:00 p.m. Pacific time (x) at least three (3) Business Days in advance of the Conversion Date or Continuation Date, if any Advances are to be converted into or continued as LIBOR Advances; and (y) on the Conversion Date, if any Advances are to be converted into Prime Rate Advances, in each case specifying the:
               (i) proposed Conversion Date or Continuation Date;
               (ii) aggregate amount of the Advances to be converted or continued;
               (iii) nature of the proposed conversion or continuation; and
               (iv) duration of the requested Interest Period.
          (c) If upon the expiration of any Interest Period applicable to any LIBOR Advances, Borrowers shall have failed to select a new Interest Period to be applicable to such LIBOR Advances, Borrowers shall be deemed to have elected an Interest Period of one (1) month.
          (d) Any LIBOR Advances shall, at Bank’s option, convert into Prime Rate Advances in the event that (i) an Event of Default shall exist, or (ii) the aggregate principal amount of the Prime Rate Advances which have been previously converted to LIBOR Advances, or the aggregate principal amount of existing LIBOR Advances continued, as the case may be, at the beginning of an Interest Period shall at any time during such Interest Period exceed the Revolving Line. Borrowers agree to pay Bank, upon demand by Bank (or Bank may, at its option, charge the Designated Deposit Account or any other account Borrowers maintain with Bank) any amounts required to compensate Bank for any loss (including loss of anticipated profits), cost, or expense incurred by Bank, as a result of the conversion of LIBOR Advances to Prime Rate Advances pursuant to this Section 3.6(d); provided that any payments made by Singapore Borrower pursuant to this Section 3.6(d) shall only be for any loss, cost or expense incurred by Bank related to the Singapore Utilization.
          (e) Notwithstanding anything to the contrary contained herein, Bank shall not be required to purchase United States Dollar deposits in the London interbank market or other applicable LIBOR market to fund any LIBOR Advances, but the provisions hereof shall be deemed to apply as if Bank had purchased such deposits to fund the LIBOR Advances.
     3.7 Special Provisions Governing LIBOR Advances. Notwithstanding any other provision of this Agreement to the contrary, the following provisions shall govern with respect to LIBOR Advances as to the matters covered:
          (a) Determination of Applicable Interest Rate. As soon as practicable on each Interest Rate Determination Date, Bank shall determine (which determination shall, absent manifest error in calculation, be final, conclusive and binding upon all parties) the interest rate that shall apply to the LIBOR Advances for which an interest rate is then being determined for the applicable Interest Period and shall promptly give notice thereof (in writing or by telephone confirmed in writing) to Borrowers.
          (b) Inability to Determine Applicable Interest Rate. In the event that Bank shall have determined (which determination shall be final and conclusive and binding upon all parties hereto), on any Interest Rate Determination Date with respect to any LIBOR Advance, that by reason of circumstances affecting the London interbank market adequate and fair means do not exist for ascertaining the interest rate applicable to such Advance on the basis provided for in the definition of LIBOR, Bank shall on such date give notice (by facsimile or by telephone confirmed in writing) to Borrowers of such determination, whereupon (i) no Advances may be made as, or converted to, LIBOR Advances until such time as Bank notifies Borrowers that the circumstances giving rise to such notice no longer exist, and (ii) any Notice of Borrowing or Notice of Conversion/Continuation given by Borrowers with respect to Advances in respect of which such determination was made shall be deemed to be rescinded by Borrowers.
          (c) Compensation for Breakage or Non-Commencement of Interest Periods. Borrowers shall compensate Bank, upon written request by Bank (which request shall set forth the manner and method of computing such compensation), for all losses, expenses, unrealized gains and liabilities (including any interest paid by Bank to lenders of funds borrowed by it to make or carry its LIBOR Advances, any loss, expense or liability incurred by Bank in connection with the liquidation or re-employment of such funds, and, in the case of complete or partial principal payments or conversions of LIBOR Advances prior to the last day of the applicable Interest Period, any amount by which (i) the additional interest which would have been payable on the amount so prepaid or converted had it not been paid or converted until the last day of the applicable Interest Period exceeds (ii) the interest which would have been recoverable by Bank by placing the amount so received on deposit in the certificate of deposit markets, the offshore currency markets, or United States Treasury investment products, as the case may be, for a period starting on the date on which it was so paid or converted and ending on the last day of such Interest Period at the interest rate determined by Bank in its reasonable discretion), if any, that Bank may incur: (A) if for any reason (other than a default by Bank or due to any failure of Bank to fund LIBOR Advances due to impracticability or illegality under Sections 3.8(c) and 3.8(d)) a borrowing or a conversion to or continuation of any LIBOR Advance does not occur on a date specified in a Notice of Borrowing or a Notice of Conversion/Continuation, as the case may be, or (B) if for any reason (including voluntary or mandatory prepayment or acceleration) any complete or partial principal payment or any conversion of any of Borrowers’ LIBOR Advances occurs on a date prior to the last day of an Interest Period applicable to that Advance; provided that any payments made by Singapore Borrower pursuant to this Section 3.7(c) shall only be for any loss, cost or expense incurred by Bank related to the Singapore Utilization. Bank’s determination as to such amount shall be conclusive absent manifest error. Borrowers shall immediately notify Borrowers’ account officer at Bank if any of the situations described in (B) above occur.
          (d) Assumptions Concerning Funding of LIBOR Advances. Calculation of all amounts payable to Bank under this Section 3.7 and under Section 3.8 shall be made as though Bank had actually funded each of its relevant LIBOR Advances through the purchase of a Eurodollar deposit bearing interest at the rate obtained pursuant to the definition of LIBOR Rate in an amount equal to the amount of such LIBOR Advance and having a maturity comparable to the relevant Interest Period; provided, however, that Bank may fund each of its LIBOR Advances in any manner it sees fit and the foregoing assumptions shall be utilized only for the purposes of calculating amounts payable under this Section 3.7 and under Section 3.8.
          (e) LIBOR Advances After Default. After the occurrence and during the continuance of an Event of Default, (i) Borrowers may not elect to have an Advance be made or continued as, or converted to, a LIBOR Advance after the expiration of any Interest Period then in effect for such Advance and (ii) subject to the provisions of Section 3.7(c), any Notice of Conversion/Continuation given by Borrowers with respect to a requested conversion/continuation that has not yet occurred shall, at Bank’s option, be deemed to be rescinded by Borrowers and be deemed a request to convert or continue Advances referred to therein as Prime Rate Advances.
     3.8 Additional Requirements/Provisions Regarding LIBOR Advances.
          (a) Borrowers shall pay Bank, upon demand by Bank, from time to time such amounts as Bank may determine to be necessary to compensate it for any costs incurred by Bank that Bank determines are attributable to its making or maintaining of any amount receivable by Bank hereunder in respect of any LIBOR Advances relating thereto (such increases in costs and reductions in amounts receivable being herein called “Additional Costs”), in each case resulting from any Regulatory Change which:
               (i) changes the basis of taxation of any amounts payable to Bank under this Agreement in respect of any LIBOR Advances (other than changes which affect taxes measured by or imposed on the overall net income of Bank by the jurisdiction in which Bank has its principal office);
               (ii) imposes or modifies any reserve, special deposit or similar requirements relating to any extensions of credit or other assets of, or any deposits with, or other liabilities of Bank (including any LIBOR Advances or any deposits referred to in the definition of LIBOR); or

               (iii) imposes any other condition affecting this Agreement (or any of such extensions of credit or liabilities);
provided that any payments made by Singapore Borrower pursuant to this Section 3.8(a) shall only be for any Additional Cost incurred by Bank related to the Singapore Utilization.
               Bank will notify Borrowers of any event occurring after the Effective Date which will entitle Bank to compensation pursuant to this Section 3.8(a) as promptly as practicable after it obtains knowledge thereof and determines to request such compensation. Bank will furnish Borrowers with a statement setting forth the basis and amount of each request by Bank for compensation under this Section 3.8(a). Determinations and allocations by Bank for purposes of this Section 3.8(a) of the effect of any Regulatory Change on its costs of maintaining its obligations to make LIBOR Advances, of making or maintaining LIBOR Advances, or on amounts receivable by it in respect of LIBOR Advances, and of the additional amounts required to compensate Bank in respect of any Additional Costs, shall be conclusive absent manifest error.
          (b) If Bank shall determine that the adoption or implementation of any applicable law, rule, regulation, or treaty regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank, or comparable agency charged with the interpretation or administration thereof, or compliance by Bank (or its applicable lending office) with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank, or comparable agency, has or would have the effect of reducing the rate of return on capital of Bank or any person or entity controlling Bank (a “Bank Parent”) as a consequence of its obligations hereunder to a level below that which Bank (or its Bank Parent) could have achieved but for such adoption, change, or compliance (taking into consideration policies with respect to capital adequacy) by an amount deemed by Bank to be material, then from time to time, within five (5) days after demand by Bank, Borrowers shall pay to Bank such additional amount or amounts as will compensate Bank for such reduction; provided that any payments made by Singapore Borrower pursuant to this Section 3.8(b) shall only be for any amount demanded by Bank related to the Singapore Utilization. A statement of Bank claiming compensation under this Section 3.8(b) and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive absent manifest error.
          (c) If, at any time, Bank, in its sole and absolute discretion, determines that (i) the amount of LIBOR Advances for periods equal to the corresponding Interest Periods are not available to Bank in the offshore currency interbank markets, or (ii) LIBOR does not accurately reflect the cost to Bank of lending the LIBOR Advances, then Bank shall promptly give notice thereof to Borrowers. Upon the giving of such notice, Bank’s obligation to make the LIBOR Advances shall terminate; provided, however, that (x) LIBOR Advances shall not terminate if Bank and Borrowers agree in writing to a different interest rate applicable to LIBOR Advances; and (y) existing LIBOR Advances shall continue in full force and effect.
          (d) If it shall become unlawful for Bank to continue to fund or maintain any LIBOR Advances, or to perform its obligations hereunder, upon demand by Bank, Borrowers shall prepay the LIBOR Advances in full with accrued interest thereon and all other amounts payable by Borrowers hereunder (including, without limitation, any amount payable in connection with such prepayment pursuant to Section 3.7(c)(ii)); provided that any payments made by Singapore Borrower pursuant to this Section 3.8(d) shall only be for any demand by Bank related to the Singapore Utilization. Notwithstanding the foregoing, to the extent a determination by Bank as described above relates to a LIBOR Advance then being requested by Borrowers pursuant to a Notice of Borrowing or a Notice of Conversion/Continuation, Borrowers shall have the option, subject to the provisions of Section 3.7(c)(ii), to (i) rescind such Notice of Borrowing or Notice of Conversion/Continuation by giving notice (by facsimile or by telephone confirmed in writing) to Bank of such rescission on the date on which Bank gives notice of its determination as described above, or (ii) modify such Notice of Borrowing or Notice of Conversion/Continuation to obtain a Prime Rate Advance or to have outstanding Advances converted into or continued as Prime Rate Advances by giving notice (by facsimile or by telephone confirmed in writing) to Bank of such modification on the date on which Bank gives notice of its determination as described above.

     4 CREATION OF SECURITY INTEREST.
     4.1 Grant of Security Interest.
          (a) US Borrowers. Each US Borrower hereby grants Bank, to secure the prompt payment and performance in full of all of the Obligations of Borrowers, a continuing security interest in, and pledges to Bank, the US Collateral, wherever located, whether now owned or hereafter acquired or arising, and all proceeds and products thereof. Notwithstanding the foregoing, at all times, the Collateral shall include all proceeds of all Intellectual Property of each US Borrower (whether acquired upon the sale, lease, license, exchange or other disposition of such Intellectual Property) and all other rights arising out of such Intellectual Property.
          (b) Singapore Borrower. Singapore Borrower hereby grants Bank, to secure the prompt payment and performance in full of all of the Singapore Obligations, a continuing security interest in, and pledges to Bank, the Singapore Collateral, wherever located, whether now owned or hereafter acquired or arising, and all proceeds and products thereof. Notwithstanding the foregoing, at all times the Singapore Collateral shall include all proceeds of all Intellectual Property of Singapore Borrower (whether acquired upon the sale, lease, license, exchange or other disposition of such Intellectual Property) and all other rights arising out of such Intellectual Property.
     4.2 Priority of Security Interest. Each Borrower represents, warrants, and covenants that, except for (x) Permitted Liens that may have superior priority to Bank’s Lien under this Agreement, and (y) deposit accounts not requiring a Control Agreement pursuant to Section 6.6, the security interest granted herein is and shall at all times continue to be a first priority perfected security interest in the Collateral subject to completion of the following at Bank’s sole discretion: (a) in the case of all Collateral in which a security interest may be perfected by filing a financing statement under the Code, upon completion of such filings, (b) with respect to any Collateral Account, Bank having control (as defined in the Code) of such Collateral Account, (c) in the case of Collateral covered by a certificate of title, the security interest of Bank is indicated on such certificate of title if required by applicable law, (d) in the case of the Singapore Collateral, the security interest of Bank is perfected pursuant to applicable law, and (e) in the case of all other Collateral, as required by the Code or applicable law. If any Borrower shall acquire a commercial tort claim, such Borrower shall promptly notify Bank in a writing signed by such Borrower of the general details thereof and, if requested by Bank, grant to Bank a security interest therein and in the proceeds thereof, all upon the terms of this Agreement, with such writing to be in form and substance reasonably satisfactory to Bank.
     If this Agreement is terminated, Bank’s Lien in the Collateral shall continue until the Obligations (other than inchoate indemnity obligations) are repaid in full in cash. Upon payment in full in cash of the Obligations and at such time as Bank’s obligation to make Credit Extensions has terminated, Bank shall, at Borrower’s sole cost and expense, release its Liens in the Collateral and all rights therein shall revert to Borrower; provided that upon payment in full in cash of the Singapore Obligations and at such time as Bank’s obligation to make Credit Extensions to Singapore Borrower has terminated, Bank shall, at Borrowers’ sole cost and expense, release its Liens in the Singapore Collateral and all rights therein shall revert to Singapore Borrower.
     4.3 Authorization to File Financing Statements. Each Borrower hereby authorizes Bank to file financing statements and register the particulars of the security interest created in respect of the Singapore Collateral with any regulatory authority, without notice to any Borrower, with all appropriate jurisdictions to perfect or protect Bank’s interest or rights hereunder, including a notice that any disposition of the Collateral not otherwise permitted under Section 7.1, by any Borrower or any other Person, shall be deemed to violate the rights of Bank under the Code. Such financing statements may indicate the Collateral as “all assets of the Debtor” or words of similar effect, or as being of an equal or lesser scope, or with greater detail, all in Bank’s discretion.

     5 REPRESENTATIONS AND WARRANTIES
          Each Borrower represents and warrants as follows:
     5.1 Due Organization, Authorization; Power and Authority. Each Borrower is duly existing and in good standing in its jurisdiction of formation and is qualified and licensed to do business and is in good standing in any jurisdiction in which the conduct of its business or its ownership of property requires that it be qualified except where the failure to do so could not reasonably be expected to cause a Material Adverse Change in such Borrower’s business. In connection with this Agreement, Borrowers have delivered to Bank completed certificates signed by each Borrower entitled “Perfection Certificate.” Each Borrower represents and warrants to Bank that (a) such Borrower’s exact legal name is that indicated on the Perfection Certificate and on the signature page hereof; (b) such Borrower is an organization of the type and is organized in the jurisdiction set forth in the Perfection Certificate; (c) the Perfection Certificate accurately sets forth such Borrower’s organizational identification number or accurately states that such Borrower has none; (d) the Perfection Certificate accurately sets forth such Borrower’s place of business, or, if more than one, its chief executive office as well as such Borrower’s mailing address (if different than its chief executive office); (e) such Borrower (and each of its predecessors) has not, in the past five (5) years, changed its jurisdiction of formation, organizational structure or type, or any organizational number assigned by its jurisdiction; and (f) all other information set forth on the Perfection Certificate pertaining to such Borrower and each of its Subsidiaries is accurate and complete (it being understood and agreed that such Borrower may from time to time update certain information in the Perfection Certificate after the Effective Date to the extent permitted by one or more specific provisions in this Agreement). If any Borrower is not now a Registered Organization but later becomes one, such Borrower shall promptly notify Bank of such occurrence and provide Bank with such Borrower’s organizational identification number.
     The execution, delivery and performance by each Borrower of the Loan Documents to which it is a party have been duly authorized, and do not, in any material respect, (i) conflict with any of such Borrower’s organizational documents, (ii) contravene, conflict with, constitute a default under or violate any material Requirement of Law, (iii) contravene, conflict or violate any applicable order, writ, judgment, injunction, decree, determination or award of any Governmental Authority by which such Borrower or any of its Subsidiaries or any of their property or assets may be bound or affected, (iv) require any action by, filing, registration, or qualification with, or Governmental Approval from, any Governmental Authority (except such Governmental Approvals which have already been obtained and are in full force and effect or are being obtained pursuant to Section 3.3(b)) or (v) constitute an event of default under any material agreement by which such Borrower is bound. Each Borrower is not in default under any agreement to which it is a party or by which it is bound in which the default could reasonably be expected to cause a Material Adverse Change in such Borrower’s business.
     5.2 Collateral. Each Borrower has good title to, has rights in, and the power to transfer each item of the Collateral upon which it purports to grant a Lien hereunder, free and clear of any and all Liens except Permitted Liens. Each Borrower has no deposit accounts other than the deposit accounts with Bank, the deposit accounts, if any, described in the Perfection Certificate delivered to Bank in connection herewith, or, subject to Section 6.6, of which such Borrower has given Bank notice and taken such actions as are necessary to give Bank a perfected security interest therein. The Accounts are bona fide, existing obligations of the Account Debtors.
     The Collateral is not in the possession of any third party bailee (such as a warehouse) except as otherwise provided in the Perfection Certificates.
     Except for obsolete goods or excess material related to Inventory that will not be marketed for sale, all Inventory is in all material respects of good and marketable quality, free from material defects.
     Each Borrower is the sole owner of the Intellectual Property which it owns or purports to own except for (a) non-exclusive licenses granted to its customers in the ordinary course of business, (b) over-the-counter software that is commercially available to the public, and (c) material Intellectual Property licensed to such Borrower. Each Patent which it owns or purports to own and which is material to such Borrower’s business is valid and enforceable, and no part of the Intellectual Property which such Borrower owns or purports to own and which is material to such Borrower’s business has been judged invalid or unenforceable, in whole or in part. To the best of each Borrower’s knowledge, no claim has been made that any part of the Intellectual Property violates the rights of any third party except to the extent such claim would not reasonably be expected to cause a Material Adverse Change in any Borrower’s business.
     5.3 Accounts Receivable; Inventory. For any Account, all statements made and all unpaid balances appearing in all invoices, instruments and other documents evidencing such Accounts are and shall be true and correct and all such invoices, instruments and other documents, and all of Borrowers’ Books are genuine and in all respects what they purport to be. Upon the occurrence and during the continuance of an Event of Default, Bank may notify any Account Debtor owing any Borrower money of Bank’s security interest in such funds and verify the amount of such Account. All sales and other transactions underlying or giving rise to each Account shall comply in all material respects with all applicable laws and governmental rules and regulations. No Borrower has knowledge of any actual or imminent Insolvency Proceeding of any Account Debtor representing five percent (5%) or more of the aggregate amount of all of Borrowers’ Accounts other than such Account Debtors which Borrowers have given Bank notice of such actual or imminent Insolvency Proceeding. To the best of each Borrower’s knowledge, all signatures and endorsements on all documents, instruments, and agreements relating to all Accounts are genuine, and all such documents, instruments and agreements are legally enforceable in accordance with their terms.
     For any item of Inventory, such Inventory is maintained in the manner as described by each Borrower in the Perfection Certificates (or at any location permitted under Section 7.2).
     5.4 Litigation. Other than as set forth in the Perfection Certificates, there are no actions or proceedings pending or, to the knowledge of the Responsible Officers, threatened in writing by or against any Borrower or any of its Subsidiaries, that, if determined adversely, could reasonably be expected to cause a Material Adverse Change.
     5.5 Financial Statements; Financial Condition. All consolidated financial statements for Borrowers and any of their Subsidiaries delivered to Bank fairly present in all material respects Borrowers’ consolidated financial condition and Borrowers’ consolidated results of operations. Since July 2, 2010, no event, circumstance, or change has occurred that has or could reasonably be expected to result in a Material Adverse Change with respect to any Borrower and its Subsidiaries.
     5.6 Solvency. After giving effect to the transactions in this Agreement, (a) the amount of the “fair value” of the assets of each Borrower will exceed the amount of all “liabilities of each Borrower, contingent or otherwise”, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors; (b) each Borrower is not left with unreasonably small capital with which to conduct its business; and (c) each Borrower is able to pay its debts (including trade debts) as they mature.
     5.7 Regulatory Compliance. No Borrower is an “investment company” or a company “controlled” by an “investment company” under the Investment Company Act of 1940, as amended. No Borrower is engaged as one of its important activities in extending credit for margin stock (under Regulations X, T and U of the Federal Reserve Board of Governors). Each Borrower has complied in all material respects with the Federal Fair Labor Standards Act. No Borrower nor any of its Subsidiaries is a “holding company” or an “affiliate” of a “holding company” or a “subsidiary company” of a “holding company” as each term is defined and used in the Public Utility Holding Company Act of 2005. No Borrower has violated any laws, ordinances or rules, the violation of which could reasonably be expected to cause a Material Adverse Change in its business. None of any Borrower’s or any of its Subsidiaries’ properties or assets has been used by such Borrower or any Subsidiary or, to the best of such Borrower’s knowledge, by previous Persons, in disposing, producing, storing, treating, or transporting any hazardous substance other than legally which could reasonably be expected to cause a Material Adverse Change in such Borrower’s or Subsidiary’s business. Each Borrower and each of its Subsidiaries have obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all Government Authorities that are necessary to continue their respective businesses as currently conducted except to the extent that failure to do so could not, in the aggregate, reasonably be expected to cause a Material Adverse Change. No Borrower is declared by the Minister for Finance in Singapore to be a company to which Part IX of the Singapore Companies Act applies. No US Borrower is a foreign company registered under Division 2 of Part XI of the Singapore Companies Act.

     5.8 Subsidiaries; Investments. No Borrower owns any stock, partnership interest or other equity securities except for Permitted Investments.
     5.9 Tax Returns and Payments; Pension Contributions. Each Borrower has timely filed all material tax returns and reports that are required to be filed, and each Borrower has timely paid all material foreign, federal, state and local taxes, assessments, deposits and contributions owed by such Borrower. Each Borrower may defer payment of any contested taxes, provided that such Borrower (a) in good faith contests its obligation to pay the taxes by appropriate proceedings promptly and diligently instituted and conducted, (b) notifies Bank in writing of the commencement of, and any material development in, the proceedings, (c) posts bonds or takes any other steps required to prevent the governmental authority levying such contested taxes from obtaining a Lien upon any of the Collateral that is other than a “Permitted Lien”. Each Borrower is unaware of any claims or adjustments proposed for any of such Borrower’s prior tax years which could result in material additional taxes becoming due and payable by such Borrower. Each Borrower has paid all amounts necessary to fund all present pension, profit sharing and deferred compensation plans in accordance with their terms, and each Borrower has not withdrawn from participation in, and has not permitted partial or complete termination of, or permitted the occurrence of any other event with respect to, any such plan which could reasonably be expected to result in any liability of any Borrower, including any liability to the PBGC or its successors or any other governmental agency.
     5.10 Use of Proceeds. Each Borrower shall use the proceeds of the Credit Extensions solely as working capital, and to fund its general business requirements and not for personal, family, household or agricultural purposes.
     5.11 Patriot Act. To the extent applicable, each Borrower is in compliance, in all material respects, with the (a) Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (b) Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA Patriot Act of 2001) (the “Patriot Act”). No part of the proceeds of the loans made hereunder will be used by any Loan Party or any of their Affiliates, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.
     5.12 Full Disclosure. No written representation, warranty or other statement of Borrowers in any certificate or written statement given to Bank, as of the date such representation, warranty, or other statement was made, taken together with all such written certificates and written statements given to Bank, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained in the certificates or statements not misleading in any material respect (it being recognized by Bank that the projections and forecasts provided by Borrowers in good faith and based upon reasonable assumptions are not viewed as facts and that actual results during the period or periods covered by such projections and forecasts may differ from the projected or forecasted results). There is no fact known to any Borrower that could reasonably be expected to cause a Material Adverse Change that has not been expressly disclosed herein, in the other Loan Documents or in any other documents, certificates and statements furnished to Bank for use in connection with the transactions contemplated hereby and by the other Loan Documents.
     5.13 Definition of “Knowledge.” For purposes of the Loan Documents, whenever a representation or warranty is made to any Borrower’s knowledge or awareness, to the “best of” any Borrower’s knowledge, or with a similar qualification, knowledge or awareness means the actual knowledge, after reasonable investigation, of the Responsible Officers.
     5.14 Labor Matters. (a) There are no collective bargaining agreements covering the employees of any Borrower or any of their domestic Subsidiaries, and (b) there is not pending, nor (to the knowledge of any Borrower) is there threatened, any strike, walkout, slowdown or work stoppage, or any unfair labor practice complaint or grievance or arbitration proceeding arising out of or under any collective bargaining agreement covering the employees of any Borrower or any of their Subsidiaries that, individually or in the aggregate, could reasonable be expected to result in a Material Adverse Change. The hours worked and payments made to employees of Borrowers and their domestic Subsidiaries have not been in violation in any material respect of the Fair Labor Standards Act or any other applicable law dealing with such matters.
     6 AFFIRMATIVE COVENANTS
     Each Borrower shall, and each Borrower shall cause its Subsidiaries to, do all of the following:
     6.1 Government Compliance.
          (a) Maintain its and all its Subsidiaries’ legal existence and good standing in their respective jurisdictions of formation and maintain qualification in each jurisdiction in which the failure to so qualify would reasonably be expected to cause a Material Adverse Change in such Borrower’s business or operations. Each Borrower shall comply, and have each Subsidiary comply, with all laws, ordinances and regulations to which it is subject, noncompliance with which could to cause a Material Adverse Change in such Borrower’s business.
          (b) Obtain all of the Governmental Approvals necessary for the performance by each Borrower of its obligations under the Loan Documents to which it is a party and the grant of a security interest to Bank in all of its property, except to the extent that failure to obtain such Governmental Approvals could not, in the aggregate, reasonably be expected to cause a Material Adverse Change. Upon request by Bank, each Borrower shall promptly provide copies of any such obtained Governmental Approvals to Bank.
     6.2 Financial Statements, Reports, Certificates. Deliver to Bank:
          (a) Quarterly Financial Statements. As soon as available, but no later than forty-five (45) days after the last day of each of the first three quarters of Parent’s fiscal year, a company prepared consolidated financial statements prepared under GAAP (or IFRS, if applicable), consistently applied, certified by a Responsible Officer and in a form acceptable to Bank;
          (b) Annual Audited Financial Statements. As soon as available, but no later than ninety (90) days after the last day of Parent’s fiscal year, audited consolidated financial statements prepared under GAAP (or IFRS, if applicable), consistently applied, together with an unqualified opinion on the financial statements from an independent certified public accounting firm acceptable to Bank in its reasonable discretion;
          (c) Compliance Certificates. Concurrently with the delivery of any financial statements pursuant to clauses (a) and (b), a duly completed Compliance Certificate signed by a Responsible Officer, certifying that as of the end of such period, each Borrower was in full compliance with all of the terms and conditions of this Agreement, and setting forth calculations showing compliance with the financial covenants set forth in this Agreement and such other information as Bank shall reasonably request;
          (d) Other Statements. Within five (5) days of delivery, copies of all statements, reports and notices made available to each Borrower’s security holders or to any holders of Subordinated Debt;
          (e) SEC Filings. Within five (5) days of filing, copies of all periodic and other reports, proxy statements and other materials filed by any Borrower with the SEC, any Governmental Authority succeeding to any or all of the functions of the SEC or with any national securities exchange, or distributed to its shareholders, as the case may be. Documents required to be delivered pursuant to the terms hereof (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which Borrower posts such documents, or provides a link thereto, on Borrowers’ website on the Internet at Borrowers’ website address;
     As to any information contained in the materials furnished pursuant to this clause (e), each Borrower shall not be required separately to furnish such information under clauses (a), (b) and (d), but the foregoing shall not be in derogation of the obligation of such Borrower to furnish the information and materials described in such clauses (a), (b) and (d) at the times specified therein; provided, that such Borrower shall provide paper copies to Bank of the Compliance Certificates required by Section 6.2(c);

          (f) Annual Financial Projections. Within 45 days after the end of each fiscal year, annual financial projections for the following fiscal year (on a quarterly basis), together with any related business forecasts used in the preparation of such annual financial projections;
          (g) Legal Action Notice. A prompt report of any legal actions pending or threatened in writing against any Borrower or any of its Subsidiaries that could result in damages or costs to such Borrower or any of its Subsidiaries of, individually or in the aggregate, One Million Dollars ($1,000,000) or more; and
          (h) Other Financial Information. Budgets, sales projections, operating plans and other financial information reasonably requested by Bank.
     6.3 Inventory; Returns. Except for obsolete goods or excess material related to Inventory that will not be marketed for sale, keep all Inventory in all material respects in good and marketable condition and free from material defects. Returns and allowances between any Borrower and its Account Debtors shall follow such Borrower’s customary practices as they exist at the Effective Date. Each Borrower must promptly notify Bank of all returns, recoveries, disputes and claims that involve more than Five Million Dollars ($5,000,000). Each Borrower and its Subsidiaries shall maintain all Inventory in a manner consistent with the locations and processes described in the Perfection Certificates.
     6.4 Taxes; Pensions; Withholding. Timely file, and require each of its Subsidiaries to timely file, all material tax returns and reports that are required to be filed and timely pay, and require each of its Subsidiaries to timely pay, all material foreign, federal, state and local taxes, assessments, deposits and contributions owed by Borrowers and each of their Subsidiaries, except for deferred payment of any taxes contested pursuant to the terms of Section 5.9 hereof, and shall deliver to Bank, on demand, evidence of such payments, and pay all amounts necessary to fund all present pension, profit sharing and deferred compensation plans in accordance with their terms.
          In the event any payments are received by Bank from Singapore Borrower pursuant to this Agreement, such payments will be made subject to applicable withholding for any taxes, levies, fees, deductions, withholding, restrictions or conditions of any nature whatsoever. Notwithstanding the foregoing, if at any time any Governmental Authority, applicable law, regulation or international agreement requires Singapore Borrower to make any such deduction or withholding from any such payment or other sum payable hereunder to Bank, the amount due from Singapore Borrower with respect to such payment or other sum payable hereunder will be increased to the extent necessary to ensure that, after the making of such required deduction or withholding, Bank receives a net sum equal to the sum which it would have received had no deductions or withholding been required, and Singapore Borrower shall pay the full amount deducted or withheld to the relevant Governmental Authority. Singapore Borrower shall promptly furnish Bank with proof satisfactory to Bank indicating that Singapore Borrower has made such withholding payment; provided, however, that Singapore Borrower need not make any withholding payment if the amount or validity of such withholding payment is contested in good faith by appropriate proceedings and as to which payment in full is bonded or reserved against by Singapore Borrower. The agreements and obligations of Singapore Borrower contained in this provision shall survive the termination of this Agreement.
     6.5 Insurance. Keep its business and the Collateral insured for risks and in amounts standard for companies in Borrowers’ industry and location and as Bank may reasonably request. Insurance policies shall be in a form, with companies, and in amounts that are satisfactory to Bank. All property policies shall have a loss payable endorsement showing Bank as a loss payee and waive subrogation against Bank. All liability policies shall show, or have endorsements showing, Bank as an additional insured. All policies (or the loss payable and additional insured endorsements) shall provide that the insurer shall give Bank at least twenty (20) days notice before canceling, amending, or declining to renew its policy. At Bank’s request, Borrowers shall deliver certified copies of policies and evidence of all premium payments. Proceeds payable under any policy shall be payable to Bank and applied as set forth in Section 2.5(b). If Borrowers fail to obtain insurance as required under this Section 6.5 or to pay any amount or furnish any required proof of payment to third persons and Bank, Bank may make all or part of such payment or obtain such insurance policies required in this Section 6.5, and take any action under the policies Bank deems prudent. Anything hereinabove to the contrary notwithstanding, and so long as (x) no Event of Default has occurred and is continuing and (y) Borrowers use such insurance proceeds to repair, replace or restore the insured property which was the subject of the insurable loss and for no other purpose, Bank shall permit Borrowers to receive insurance proceeds during any calendar year under insurance policies procured and maintained by Borrowers which insure Borrowers’ insurable properties to the extent such insurance proceeds do not exceed One Million Dollars ($1,000,000) in the aggregate during such calendar year or Five Hundred Thousand Dollars ($500,000) per occurrence.
     6.6 Operating Accounts.
          (a) No later than one hundred twenty (120) days following the Effective Date, maintain all of its primary and its Subsidiaries’ primary domestic operating and other deposit accounts with Bank; provided that Borrowers shall not be required to maintain with Bank (x) any deposit account related to accounts payable services which are maintained with Bank of America, N.A. as of the Effective Date and (y) such other accounts as agreed between Bank and Borrowers, so long as the aggregate amount of all such accounts under these clauses (x) and (y) does not exceed $5,000,000.
          (b) Provide Bank five (5) days prior written notice before establishing any Collateral Account at or with any domestic bank or financial institution other than Bank or Bank’s Affiliates. For each domestic Collateral Account that Borrowers at any time maintain, Borrowers shall cause the applicable bank or financial institution (other than Bank) at or with which any domestic Collateral Account is maintained to execute and deliver a Control Agreement or other appropriate instrument with respect to such domestic Collateral Account to perfect Bank’s Lien in such domestic Collateral Account in accordance with the terms hereunder which Control Agreement may not be terminated without the prior written consent of Bank; provided that Borrowers shall not be required to deliver a Control Agreement for any Collateral Account which is (x) any deposit account related to accounts payable services which are maintained with Bank of America, N.A. as of the Effective Date and (y) such other accounts as agreed between Bank and Borrowers, so long as the aggregate amount of all such accounts under these clauses (x) and (y) does not exceed $5,000,000; provided, further, that Borrowers shall be permitted to maintain cash in excess of $5,000,000 in accounts maintained with Bank of America, N.A. (i) on the Effective Date and (ii) during the two (2) business days immediately following the Effective Date. The provisions of the previous sentence shall not apply to deposit accounts exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of Borrowers’ employees and identified to Bank by Borrowers as such.
     6.7 Financial Covenants. Maintain as of the last day of each fiscal quarter, unless otherwise noted, on a consolidated basis with respect to Parent and its Subsidiaries:
          (a) Liquidity Coverage. A ratio of (i) unrestricted domestic cash and Cash Equivalents plus (ii) domestic short-term and long-term marketable securities to the aggregate amount of Liquidity Obligations outstanding as of the last day of each fiscal quarter of not less than 2.50:1.00.
          (b) EBITDA. Maintain, measured as of the end of each fiscal quarter during the following periods, EBITDA of at least the following:

Period	Minimum EBITDA
Fiscal Quarter ending October 1, 2010	($18,000,000)

Fiscal Quarter ending December 31, 2010	($10,500,000)

Fiscal Quarter ending April 1, 2011	($7,000,000)

Fiscal Quarter ending July 1, 2011	($2,500,000)

Each Fiscal Quarter thereafter	$1,000,000

     6.8 Notices. Promptly give notice to Bank of:
          (a) the occurrence of any Default or Event of Default;
          (b) any default or event of default under any Material Contract;
          (c) any litigation or proceeding affecting any Borrower (i) in which the amount involved is One Million Dollars ($1,000,000) or more and not covered by insurance, (ii) in which injunctive or similar relief is sought or (iii) which relates to any Loan Document;
          (d) the following events, as soon as possible and in any event within 30 days after any Borrower knows or has reason to know thereof, if such events have had or could reasonably be expected to cause a Material Adverse Change: (i) the occurrence of any Reportable Event with respect to any Plan, a failure to make any required contribution to a Plan, the creation of any Lien in favor of the PBGC or a Plan or any withdrawal from, or the termination (but not partial termination), Reorganization or Insolvency of, any Multiemployer Plan or (ii) the institution of proceedings or the taking of any other action by the PBGC or any Borrower or any domestic Subsidiary of a Borrower or any Multiemployer Plan with respect to the withdrawal from, or the termination, Reorganization or Insolvency of, any Plan; and
          (e) any development or event that has had or could reasonably be expected to cause a Material Adverse Change.
Each notice pursuant to this Section 6.8 shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action the relevant Borrower proposes to take with respect thereto.
     6.9 Litigation Cooperation. From the date hereof and continuing through the termination of this Agreement, make available to Bank, without expense to Bank, each Borrower and its officers, employees and agents and Borrowers’ Books and records, to the extent that Bank may deem them reasonably necessary to prosecute or defend any third-party suit or proceeding instituted by or against Bank with respect to any Collateral or relating to Borrowers.
     6.10 Maintenance of Properties. Maintain and preserve all of its assets that are necessary or useful in the proper conduct of its business in good working order and condition, ordinary wear, tear, and casualty excepted and any disposition permitted hereunder excepted, and comply with the material provisions of all material leases to which it is a party as lessee, so as to prevent the loss or forfeiture thereof.
     6.11 Additional Guarantors. Promptly notify Bank at the time that any Person becomes a Material Subsidiary, and promptly thereafter (and in any event within 30 days), cause such Person to (a) become a Guarantor by executing and delivering to Bank an executed Guaranty or such other document as Bank shall deem appropriate for such purpose, and (b) deliver to Bank documents of the types referred to in Sections 3.1(c) and 3.1(j) and such other documents as Bank shall deem appropriate, all in form, content and scope reasonably satisfactory to Bank.
     6.12 Access to Collateral; Books and Records. Allow Bank, or its agents, at reasonable times, on one (1) Business Day’s notice (provided no notice is required if an Event of Default has occurred and is continuing), to inspect the Collateral and audit and copy Borrowers’ Books. Such inspections or audits shall be conducted no more often than once every twelve (12) months unless an Event of Default has occurred and is continuing. The foregoing inspections and audits shall be at Borrowers’ expense, and the charge therefor shall be $850 per person per day (or such higher amount as shall represent Bank’s then-current standard charge for the same), plus reasonable out-of-pocket expenses.
     6.13 Formation or Acquisition of Subsidiaries. At the time that any Borrower or any Guarantor forms any direct or indirect Material Subsidiary or acquires any direct or indirect Material Subsidiary after the Effective Date, Borrower and such Guarantor shall (a) cause such new Material Subsidiary to provide to Bank a joinder to the Loan Agreement to cause such Material Subsidiary to become a co-borrower hereunder (or Guaranty, as applicable), together with such appropriate financing statements and/or Control Agreements, all in form and substance satisfactory to Bank (including being sufficient to grant Bank a first priority Lien (subject to Permitted Liens) in and to the assets of such newly formed or acquired Subsidiary), (b) provide to Bank appropriate certificates and powers and financing statements, pledging all of the direct or beneficial ownership interest in such new Material Subsidiary, in form and substance satisfactory to Bank, and (c) provide to Bank all other documentation in form and substance satisfactory to Bank, including one or more opinions of counsel satisfactory to Bank, which in its opinion is appropriate with respect to the execution and delivery of the applicable documentation referred to above. Any document, agreement, or instrument executed or issued pursuant to this Section 6.13 shall be a Loan Document.
     6.14 Further Assurances. Execute any further instruments and take further action as Bank reasonably requests to perfect or continue Bank’s Lien in the Collateral or to effect the purposes of this Agreement. Deliver to Bank, within five (5) days after the same are sent or received, copies of all correspondence, reports, documents and other filings with any Governmental Authority regarding compliance with or maintenance of Governmental Approvals or Requirements of Law or that could reasonably be expected to have a material effect on any of the Governmental Approvals or otherwise on the operations of each Borrower or any of its Subsidiaries. Promptly deliver to Bank, any revised Aviat Investment Policy.
     7 NEGATIVE COVENANTS
     No Borrower shall, nor shall any Borrower permit any of its Subsidiaries to, do any of the following without Bank’s prior written consent:
     7.1 Dispositions. Convey, sell, lease, transfer, assign, or otherwise dispose of (collectively, “Transfer”), or permit any of its Subsidiaries to Transfer, all or any part of its business or property, except for:
          (a) Transfers in the ordinary course of business for reasonably equivalent consideration;
          (b) Transfers to any Borrower or any of its Subsidiaries from any other Borrower or any of its Subsidiaries;
          (c) Transfers of property to the extent such property is exchanged for credit against, or proceeds are promptly applied to, the purchase price of other property used or useful in the business of Borrowers or their Subsidiaries;
          (d) Transfers constituting non-exclusive licenses and similar arrangements for the use of the property of Borrowers or their Subsidiaries in the ordinary course of business and other non-perpetual licenses that could not result in a legal transfer of title of the licensed property but that may be exclusive in respects other than territory and that may be exclusive as to territory only as to discreet geographical areas outside of the United States;
          (e) Transfers otherwise expressly permitted by the Loan Documents;
          (f) sales or discounting of delinquent accounts in the ordinary course of business;
          (g) Transfers associated with the making or disposition of a Permitted Investment;
          (h) Transfers of obsolete or worn out property, whether now owned or hereafter acquired, in the ordinary course of business;
          (i) Transfers consisting of discounting of customer letters of credit on a non-recourse basis;
          (j) Transfers in connection with an acquisition permitted hereunder of a portion of a Person’s assets or rights acquired for reasonably equivalent consideration that otherwise complies with Section 7.3; and

          (k) Transfers by any Borrower and its Subsidiaries not otherwise permitted under this Section 7.1; provided that (i) at the time of such Transfer, no Event of Default has occurred or is continuing or would result from such Transfer and (ii) the aggregate book value of all property Transferred in reliance on this clause (k) in any fiscal year shall not exceed Two Million Dollars ($2,000,000).
     7.2 Changes in Business; Change in Control; Jurisdiction of Formation. Engage in any material line of business other than those lines of business conducted by Borrowers and their Subsidiaries on the date hereof and any businesses reasonably related, complementary or incidental thereto or reasonable extensions thereof; or permit or suffer any Change in Control. Each Borrower will not, without prior written notice to Bank: (a) change its jurisdiction of organization, (b) change its organizational structure or type, (c) change its legal name, (d) change any organizational number (if any) assigned by its jurisdiction of organization, or (e) add any new offices or business locations where Borrowers maintain assets in excess of Five Hundred Thousand Dollars ($500,000).
     7.3 Mergers or Acquisitions. Merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with any Person, or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock or property of a Person, except where no Event of Default has occurred and is continuing or would result from such action during the term of this Agreement:
          (a) any Subsidiary may merge or consolidate with (i) any Borrower; provided that such Borrower is the surviving entity, and (ii) one or more other Subsidiaries;
          (b) any Borrower or any Subsidiary may acquire, all or substantially all of the capital stock or property of another Subsidiary; or
          (c) such merger, consolidation or acquisition is a Transfer otherwise permitted pursuant to Section 7.1.
     7.4 Indebtedness. Create, incur, assume, or be liable for any Indebtedness, or permit any Subsidiary to do so, other than Permitted Indebtedness.
     7.5 Encumbrance. Create, incur, allow, or suffer any Lien on any of its property, or assign or convey any right to receive income, including the sale of any Accounts, or permit any of its Subsidiaries to do so, except for Permitted Liens, permit any Collateral not to be subject to the first priority security interest granted herein, or enter into any agreement, document, instrument or other arrangement (except with or in favor of Bank) with any Person which directly or indirectly prohibits or has the effect of prohibiting any Borrower or any Subsidiary from assigning, mortgaging, pledging, granting a security interest in or upon, or encumbering any of the Collateral or any of such Borrower’s or any Subsidiary’s Intellectual Property, except as is otherwise permitted in Section 7.1 hereof and the definition of “Permitted Liens” herein.
     7.6 Maintenance of Collateral Accounts. Maintain any Collateral Account except pursuant to the terms of Section 6.6(b) hereof.
     7.7 Distributions; Investments. Except as permitted under Section 7.3, (a) pay any dividends or make any distribution or payment or redeem, retire or purchase any capital stock other than Permitted Distributions; or (b) directly or indirectly acquire or own any Person, or make any Investment in any Person, other than Permitted Investments, or permit any of its Subsidiaries to do so.
     7.8 Transactions with Affiliates. Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of Borrowers, except for (a) transactions that are in the ordinary course of Borrowers’ business, upon fair and reasonable terms (when viewed in the context of any series of transactions of which it may be a part, if applicable) that are no less favorable to Borrowers than would be obtained in an arm’s length transaction with a non-affiliated Person; or (b) transactions among any Borrower and its Subsidiaries and among Borrowers’ Subsidiaries so long as no Event of Default exists or could result therefrom.

     7.9 Subordinated Debt. Make or permit any payment on or amendments of any Subordinated Debt, except (a) payments pursuant to the terms of the Subordinated Debt; (b) payments made with Borrowers’ capital stock or other Subordinated Debt; or (c) amendments to Subordinated Debt so long as such Subordinated Debt remains subordinated in right of payment to this Agreement and any Liens securing such Subordinated Debt remain subordinate in priority to Bank’s Lien hereunder to the same extent as originally contemplated by Bank.
     7.10 Compliance. Become an “investment company” or a company controlled by an “investment company”, under the Investment Company Act of 1940, as amended, or undertake as one of its important activities extending credit to purchase or carry margin stock (as defined in Regulation U of the Board of Governors of the Federal Reserve System), or use the proceeds of any Credit Extension for that purpose; fail to meet the minimum funding requirements of ERISA, permit a Reportable Event or Prohibited Transaction, as defined in ERISA, to occur; fail to comply with the Federal Fair Labor Standards Act or violate any other law or regulation, if the violation could reasonably be expected to cause a Material Adverse Change in Borrowers’ business, or permit any of their Subsidiaries to do so; withdraw or permit any Subsidiary to withdraw from participation in, permit partial or complete termination of, or permit the occurrence of any other event with respect to, any present pension, profit sharing and deferred compensation plan which could reasonably be expected to result in any liability of any Borrower, including any liability to the PBGC or its successors or any other governmental agency.
     8 EVENTS OF DEFAULT
     Any one of the following shall constitute an event of default (an “Event of Default”) under this Agreement:
     8.1 Payment Default. Any Borrower fails to (a) make any payment of principal or interest on any Credit Extension on its due date, or (b) pay any other Obligations within three (3) Business Days after such Obligations are due and payable (which three (3) Business Day cure period shall not apply to payments due on the Revolving Line Maturity Date). During the cure period, the failure to make or pay any payment specified under clause (a) or (b) hereunder is not an Event of Default (but no Credit Extension will be made during the cure period);
     8.2 Covenant Default.
          (a) Any Borrower fails or neglects to perform any obligation in Sections 3.3(b), 3.3(c), 6.2, 6.4, 6.5, 6.6, 6.7, 6.8, 6.12, 6.13 or violates any covenant in Section 7; or
          (b) Any Borrower fails or neglects to perform, keep, or observe any other term, provision, condition, covenant or agreement contained in this Agreement or any Loan Documents, and as to any default (other than those specified in this Section 8) under such other term, provision, condition, covenant or agreement that can be cured, has failed to cure the default within thirty (30) days after the occurrence thereof. The cure period provided under this section shall not apply, among other things, to financial covenants or any other covenants set forth in clause (a) above;
     8.3 Material Adverse Change. A Material Adverse Change occurs;
     8.4 Attachment; Levy; Restraint on Business.
          (a) (i) The service of process seeking to attach, by trustee or similar process, any funds of any Borrower or of any entity under the control of any Borrower (including a Subsidiary) on deposit or otherwise maintained with Bank or any Bank Affiliate, or (ii) a notice of lien or levy is filed against any of Borrowers’ material assets by any government agency, and the same under subclauses (i) and (ii) hereof are not, within thirty (30) days after the occurrence thereof, discharged or stayed (whether through the posting of a bond or otherwise); provided, however, that no Credit Extensions shall be made during any thirty (30) day cure period; or
          (b) (i) any material portion of Borrowers’ assets is attached, seized, levied on, or comes into possession of a trustee or receiver, or (ii) any court order enjoins, restrains, or prevents Borrower from conducting any material part of its business;

     8.5 Insolvency. (a) any Borrower is unable to pay its debts (including trade debts) as they become due or otherwise becomes insolvent; (b) any Borrower begins an Insolvency Proceeding; or (c) an Insolvency Proceeding is begun against any Borrower and not dismissed or stayed within thirty (30) days (but no Credit Extensions shall be made while of any of the conditions described in clause (a) exist and/or until any Insolvency Proceeding is dismissed);
     8.6 Other Agreements. If (a) any Borrower fails to (i) make any payment that is due and payable with respect to any Material Indebtedness and such failure continues after the applicable grace or notice period, if any, specified in the agreement or instrument relating thereto, or (ii) perform or observe any other condition or covenant, or any other event shall occur or condition exist under any agreement or instrument relating to any Material Indebtedness, and such failure continues after the applicable grace or notice period, if any, specified in the agreement or instrument relating thereto and the effect of such failure, event or condition is to cause, or to permit (whether or not exercised), the holder or holders of such Material Indebtedness to accelerate the maturity of such Material Indebtedness or cause, or permit (whether or not exercised), the mandatory repurchase of any Material Indebtedness; or (b) there is a default in any Material Contract that could cause a Material Adverse Change in Borrowers’ business;
     8.7 Judgments. One or more final judgments, orders, or decrees for the payment of money in an amount, individually or in the aggregate, of at least Five Million Dollars ($5,000,000) (not covered by independent third-party insurance as to which liability has been accepted by such insurance carrier) shall be rendered against any Borrower and the same are not, within thirty (30) days after the entry thereof, discharged or execution thereof stayed or bonded pending appeal, or such judgments are not discharged prior to the expiration of any such stay (provided that no Credit Extensions will be made prior to the discharge, stay, or bonding of such judgment, order, or decree);
     8.8 Misrepresentations. Any Borrower or any Person acting for any Borrower makes any representation, warranty, or other statement now or later in this Agreement, any Loan Document or in any writing delivered to Bank or to induce Bank to enter this Agreement or any Loan Document, and such representation, warranty, or other statement is incorrect in any material respect when made;
     8.9 Subordinated Debt. Any document, instrument, or agreement evidencing any Subordinated Debt shall for any reason be revoked or invalidated or otherwise cease to be in full force and effect, any Person shall be in breach thereof or contest in any manner the validity or enforceability thereof or deny that it has any further liability or obligation thereunder, or the Obligations shall for any reason be subordinated or shall not have the priority contemplated by this Agreement;
     8.10 Guaranty. (a) Any guaranty of any Obligations terminates or ceases for any reason to be in full force and effect; (b) any Guarantor does not perform any obligation or covenant under any guaranty of the Obligations; (c) any circumstance described in Sections 8.3, 8.4, 8.5, 8.6, 8.7, or 8.8 occurs with respect to any Guarantor, (d) the liquidation, winding up, or termination of existence of any Guarantor; or (e)(i) a material impairment in the perfection or priority of Bank’s Lien in the collateral provided by Guarantor or in the value of such collateral or (ii) a material adverse change in the general affairs, management, results of operation, condition (financial or otherwise) or the prospect of repayment of the Obligations occurs with respect to any Guarantor;
     8.11 Governmental Approvals. Any Governmental Approval shall have been (a) revoked, rescinded, suspended, modified in an adverse manner or not renewed in the ordinary course for a full term or (b) subject to any decision by a Governmental Authority that designates a hearing with respect to any applications for renewal of any of such Governmental Approval or that could result in the Governmental Authority taking any of the actions described in clause (a) above, and such decision or such revocation, rescission, suspension, modification or non-renewal described in clauses (a) and (b) above, (i) has, or could reasonably be expected to have, a Material Adverse Change, or (ii) adversely affects the legal qualifications of Borrower or any of its Subsidiaries to hold such Governmental Approval in any applicable jurisdiction and such revocation, rescission, suspension, modification or non-renewal could reasonably be expected to affect the status of or legal qualifications of Borrower or any of its Subsidiaries to hold any Governmental Approval in any other jurisdiction.
     8.12 ERISA. (a) Any Person shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the IRC) involving any Plan, (b) any “accumulated funding deficiency” (as defined in

Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan or any Lien in favor of the PBGC or a Plan shall arise on the assets of any Borrower or their Subsidiaries, (c) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of Bank, likely to result in the termination of such Plan for purposes of Title IV of ERISA, (d) any Single Employer Plan shall terminate for purposes of Title IV of ERISA, (e) any Borrower or any of their Subsidiaries shall, or in the reasonable opinion of Bank is likely to, incur any liability in connection with a withdrawal from, or the Insolvency or Reorganization of, a Multiemployer Plan or (f) any other event or condition shall occur or exist with respect to a Plan; and in each case in clauses (a) through (e) above, such event or condition, together with all other such events or conditions, if any, could, in the sole judgment of Bank, reasonably be expected to cause a Material Adverse Change.
     8.13 Declared Company. Any Borrower is declared to be a company to which Part IX of the Singapore Companies Act applies.
     9 BANK’S RIGHTS AND REMEDIES
     9.1 Rights and Remedies. While an Event of Default occurs and continues Bank may, without notice or demand, do any or all of the following:
          (a) declare all Obligations immediately due and payable (but if an Event of Default described in Section 8.5 occurs all Obligations are immediately due and payable without any action by Bank);
          (b) stop advancing money or extending credit for Borrowers’ benefit under this Agreement or under any other agreement between Borrowers and Bank;
          (c) (i) demand that US Borrowers (A) deposit cash with Bank in an amount equal to (x) 105% (or such other amount Bank deems appropriate in its sole discretion and Bank shall provide Borrowers notice of such amount) of the face amount for all Letters of Credit denominated in Dollars and remaining undrawn and (y) 110% (or such other amount Bank deems appropriate in its sole discretion and Bank shall provide Borrowers notice of such amount) of the Dollar Equivalent of the face amount of all Letters of Credit denominated in a Foreign Currency and remaining undrawn, in each case, plus all interest, fees, and costs due or to become due in connection therewith (as estimated by Bank in its good faith business judgment), to secure all of the Obligations relating to such Letters of Credit, as collateral security for the repayment of any future drawings under such Letters of Credit, and US Borrowers shall forthwith deposit and pay such amounts, and (B) pay in advance all letter of credit fees scheduled to be paid or payable over the remaining term of any Letters of Credit; and (ii) demand that Singapore Borrower (A) deposit cash with Bank in an amount equal to (x) 105% (or such other amount Bank deems appropriate in its sole discretion and Bank shall provide Borrowers notice of such amount) of the face amount for all Letters of Credit issued on behalf of Singapore Borrower, denominated in Dollars and remaining undrawn and (y) 110% (or such other amount Bank deems appropriate in its sole discretion and Bank shall provide Borrowers notice of such amount) of the Dollar Equivalent of the face amount of all Letters of Credit issued on behalf of Singapore Borrower, denominated in a Foreign Currency and remaining undrawn, in each case, plus all interest, fees, and costs due or to become due in connection therewith (as estimated by Bank in its good faith business judgment), to secure all of Singapore Obligations relating to such Letters of Credit, as collateral security for the repayment of any future drawings under such Letters of Credit, and Singapore Borrower shall forthwith deposit and pay such amounts, and (B) pay in advance all letter of credit fees scheduled to be paid or payable over the remaining term of any of Singapore Borrower’s Letters of Credit;
          (d) terminate any FX Forward Contracts;
          (e) settle or adjust disputes and claims directly with Account Debtors for amounts on terms and in any order that Bank considers advisable, notify any Person owing any Borrower money of Bank’s security interest in such funds, and verify the amount of such account;

          (f) make any payments and do any acts it considers necessary or reasonable to protect the Collateral and/or its security interest in the Collateral. Borrowers shall assemble the Collateral if Bank requests and make it available as Bank designates. Bank may enter premises where the Collateral is located, take and maintain possession of any part of the Collateral, and pay, purchase, contest, or compromise any Lien which appears to be prior or superior to its security interest and pay all expenses incurred. Borrowers grant Bank a license to enter and occupy any of its premises, without charge, to exercise any of Bank’s rights or remedies;
          (g) (i) apply to the Singapore Obligations (A) any balances and deposits any Borrower holds, or (B) any amount held by Bank owing to or for the credit or the account of any Borrower, and (ii) apply to the Obligations other than the Singapore Obligations (A) any balances and deposits any US Borrower holds, or (B) any amount held by Bank owing to or for the credit or the account of any US Borrower;
          (h) ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell the Collateral. Bank is hereby granted a non-exclusive, royalty-free license or other right to use, without charge, Borrowers’ labels, patents, copyrights, mask works, rights of use of any name, trade secrets, trade names, trademarks, and advertising matter, or any similar property as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and, in connection with Bank’s exercise of its rights under this Section, Borrowers’ rights under all licenses and all franchise agreements inure to Bank’s benefit;
          (i) place a “hold” on any account maintained with Bank and/or deliver a notice of exclusive control, any entitlement order, or other directions or instructions pursuant to any Control Agreement or similar agreements providing control of any Collateral;
          (j) demand and receive possession of Borrowers’ Books; and
          (k) exercise all rights and remedies available to Bank under the Loan Documents or at law or equity, including all remedies provided under the Code (including disposal of the Collateral pursuant to the terms thereof).
     9.2 Power of Attorney. Each Borrower hereby irrevocably appoints Bank as its lawful attorney-in-fact, exercisable upon the occurrence and during the continuance of an Event of Default, to: (a) endorse such Borrower’s name on any checks or other forms of payment or security; (b) sign such Borrower’s name on any invoice or bill of lading for any Account or drafts against Account Debtors; (c) settle and adjust disputes and claims about the Accounts directly with Account Debtors, for amounts and on terms Bank determines reasonable; (d) make, settle, and adjust all claims under such Borrower’s insurance policies; (e) pay, contest or settle any Lien, charge, encumbrance, security interest, and adverse claim in or to the Collateral, or any judgment based thereon, or otherwise take any action to terminate or discharge the same; and (f) transfer the Collateral into the name of Bank or a third party as the Code permits. Each Borrower hereby appoints Bank as its lawful attorney-in-fact to sign such Borrower’s name on any documents necessary to perfect or continue the perfection of Bank’s security interest in the Collateral regardless of whether an Event of Default has occurred until all Obligations have been satisfied in full and Bank is under no further obligation to make Credit Extensions hereunder. Bank’s foregoing appointment as such Borrower’s attorney in fact, and all of Bank’s rights and powers, coupled with an interest, are irrevocable until all Obligations have been fully repaid and performed and Bank’s obligation to provide Credit Extensions terminates.
     9.3 Protective Payments. If Borrowers fail to obtain the insurance called for by Section 6.5 or fails to pay any premium thereon or fails to pay any other amount which any Borrower is obligated to pay under this Agreement or any other Loan Document, Bank may obtain such insurance or make such payment, and all amounts so paid by Bank are Bank Expenses and immediately due and payable, bearing interest at the then highest rate applicable to the Obligations, and secured by the Collateral. Bank will make reasonable efforts to provide Borrowers with notice of Bank obtaining such insurance at the time it is obtained or within a reasonable time thereafter. No payments by Bank are deemed an agreement to make similar payments in the future or Bank’s waiver of any Event of Default.
     9.4 Application of Payments and Proceeds Upon Default. If an Event of Default has occurred and is continuing, Bank may apply any funds in its possession, whether from Borrowers account balances, payments, proceeds realized as the result of any collection of Accounts or other disposition of the Collateral, or otherwise, to the Obligations in such order as Bank shall determine in its sole discretion; provided that Bank shall not apply any funds of Singapore Borrower to any Obligation of a US Borrower. Any surplus shall be paid to Borrowers or other Persons legally entitled thereto; Borrowers shall remain liable to Bank for any deficiency. If Bank, in its good faith business judgment, directly or indirectly enters into a deferred payment or other credit transaction with any purchaser at any sale of Collateral, Bank shall have the option, exercisable at any time, of either reducing the Obligations by the principal amount of the purchase price or deferring the reduction of the Obligations until the actual receipt by Bank of cash therefor.
     9.5 Bank’s Liability for Collateral. So long as Bank complies with reasonable banking practices regarding the safekeeping of the Collateral in the possession or under the control of Bank, Bank shall not be liable or responsible for: (a) the safekeeping of the Collateral; (b) any loss or damage to the Collateral; (c) any diminution in the value of the Collateral; or (d) any act or default of any carrier, warehouseman, bailee, or other Person. Borrowers bear all risk of loss, damage or destruction of the Collateral.
     9.6 No Waiver; Remedies Cumulative. Bank’s failure, at any time or times, to require strict performance by Borrowers of any provision of this Agreement or any other Loan Document shall not waive, affect, or diminish any right of Bank thereafter to demand strict performance and compliance herewith or therewith. No waiver hereunder shall be effective unless signed by the party granting the waiver and then is only effective for the specific instance and purpose for which it is given. Bank’s rights and remedies under this Agreement and the other Loan Documents are cumulative. Bank has all rights and remedies provided under the Code, by law, or in equity. Bank’s exercise of one right or remedy is not an election and shall not preclude Bank from exercising any other remedy under this Agreement or other remedy available at law or in equity, and Bank’s waiver of any Event of Default is not a continuing waiver. Bank’s delay in exercising any remedy is not a waiver, election, or acquiescence.
     9.7 Demand Waiver. Each Borrower waives demand, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees held by Bank on which each Borrower is liable.
     9.8 Agent for the US Borrowers. Each US Borrower hereby irrevocably appoints Parent as the borrowing agent and attorney-in-fact for all the US Borrowers (the “Administrative Borrower”) which appointment shall remain in full force and effect unless and until Bank shall have received prior written notice signed by each US Borrower that such appointment has been revoked and that another US Borrower has been appointed Administrative Borrower. Each US Borrower hereby irrevocably appoints and authorizes the Administrative Borrower (a) to provide Bank with all notices with respect to Credit Extensions obtained for the benefit of any Borrower and all other notices and instructions under this Agreement and (b) to take such action as the Administrative Borrower deems appropriate on its behalf to obtain Credit Extensions and to exercise such other powers as are reasonably incidental thereto to carry out the purposes of this Agreement. To induce Bank to do so, and in consideration thereof, each US Borrower hereby jointly and severally agrees to indemnify Bank and hold Bank harmless against any and all liability, expense, loss or claim of damage or injury, made against Bank by any US Borrower or by any third party whosoever, arising from or incurred by reason of Bank’s relying on any instructions of the Administrative Borrower.
     9.9 Borrower Liability. Each Borrower hereunder shall be jointly and severally obligated to repay all Singapore Advances made hereunder, regardless of which Borrower actually receives said Advance, as if each Borrower hereunder directly received all Singapore Advances. Each US Borrower hereunder shall be jointly and severally obligated to repay all Advances made hereunder, regardless of which Borrower actually receives said Advance, as if each US Borrower hereunder directly received all Advances. Each Borrower waives (a) any suretyship defenses available to it under the Code or any other applicable law, including, without limitation, the benefit of California Civil Code Section 2815 permitting revocation as to future transactions and the benefit of California Civil Code Sections 1432, 2809, 2810, 2819, 2839, 2845, 2847, 2848, 2849, 2850, and 2899 and 3433, and (b) any right to require Bank to: (i) proceed against any Borrower or any other person; (ii) proceed against or exhaust any security; or (iii) pursue any other remedy. Bank may exercise or not exercise any right or remedy it has against any Borrower or any security it holds (including the right to foreclose by judicial or non-judicial sale) without affecting any Borrower’s liability. Notwithstanding any other provision of this Agreement or other related document, each Borrower irrevocably waives all rights that it may have at law or in equity (including, without limitation, any law subrogating such Borrower to the rights of Bank under this Agreement) to seek contribution, indemnification or any other form of reimbursement from any other Borrower, or any other Person now or hereafter primarily or secondarily liable for any of the Obligations, for any payment made by such Borrower with respect to the Obligations in connection with this Agreement or otherwise and all rights that it might have to benefit from, or to participate in, any security for the Obligations as a result of any payment made by such Borrower with respect to the Obligations in connection with this Agreement or otherwise. Any agreement providing for indemnification, reimbursement or any other arrangement prohibited under this Section 9.9 shall be null and void. If any payment is made to a Borrower in contravention of this Section 9.9, such Borrower shall hold such payment in trust for Bank and such payment shall be promptly delivered to Bank for application to the Obligations, whether matured or unmatured. Notwithstanding anything to the contrary set forth herein or in any other Loan Document, in no event shall Singapore Borrower be deemed to be a guarantor of, surety in respect of, or otherwise, directly or indirectly, liable for the payment of any Obligations of the US Borrowers.
     9.10 Integrated Group. The successful operation of each Borrower is dependent on the continued successful performance of the integrated group of Borrowers, such that each Borrower will benefit from any Credit Extensions Bank makes to another Borrower.
     10 NOTICES
     All notices, consents, requests, approvals, demands, or other communication by any party to this Agreement or any other Loan Document must be in writing and shall be deemed to have been validly served, given, or delivered: (a) upon the earlier of actual receipt and three (3) Business Days after deposit in the U.S. mail, first class, registered or certified mail return receipt requested, with proper postage prepaid; (b) upon transmission, when sent by electronic mail or facsimile transmission; (c) one (1) Business Day after deposit with a reputable overnight courier with all charges prepaid; or (d) when delivered, if hand-delivered by messenger, all of which shall be addressed to the party to be notified and sent to the address, facsimile number, or email address indicated below. Bank or Borrowers may change its mailing or electronic mail address or facsimile number by giving the other party written notice thereof in accordance with the terms of this Section 10.

If to any Borrower:	Aviat Networks, Inc. 5200 Great America Parkway Santa Clara, CA 95054 Attn: Carol A. Goudey Fax: (408) 567-2113 Email: carol.goudey@aviatnet.com

If to Bank:	Silicon Valley Bank 2400 Hanover Street Palo Alto, CA 94304 Attn: Ray Aguilar Fax: (650) 320-0016 Email: raguilar@svb.com

with a copy to:	Bingham McCutchen LLP 1900 University Avenue East Palo Alto, CA 94303-2223 Attn: Pamela J. Martinson Fax: (650) 849-4800
     11 CHOICE OF LAW, VENUE, JURY TRIAL WAIVER, AND JUDICIAL REFERENCE
     California law governs the Loan Documents without regard to principles of conflicts of law. Each Borrower and Bank each submit to the exclusive jurisdiction of the State and Federal courts in Santa Clara County, California; provided, however, that nothing in this Agreement shall be deemed to operate to preclude Bank from bringing suit or taking other legal action in any other jurisdiction to realize on the Collateral or any other security for the Obligations, or to enforce a judgment or other court order in favor of Bank. Each Borrower expressly submits and consents in advance to such jurisdiction in any action or suit commenced in any such court, and each Borrower hereby waives any objection that it may have based upon lack of personal jurisdiction, improper venue, or forum non conveniens and hereby consents to the granting of such legal or equitable relief as is deemed appropriate by such court. Each Borrower hereby waives personal service of the summons, complaints, and other process issued in such action or suit and agrees that service of such summons, complaints, and other process may be made by registered or certified mail addressed to such Borrower at the address set forth in, or subsequently provided by Borrowers in accordance with, Section 10 of this Agreement and that service so made shall be deemed completed upon the earlier to occur of Borrowers’ actual receipt thereof or three (3) days after deposit in the U.S. mails, proper postage prepaid.
     TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, EACH BORROWER AND BANK EACH WAIVE THEIR RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE LOAN DOCUMENTS OR ANY CONTEMPLATED TRANSACTION, INCLUDING CONTRACT, TORT, BREACH OF DUTY AND ALL OTHER CLAIMS. THIS WAIVER IS A MATERIAL INDUCEMENT FOR BOTH PARTIES TO ENTER INTO THIS AGREEMENT. EACH PARTY HAS REVIEWED THIS WAIVER WITH ITS COUNSEL.
     WITHOUT INTENDING IN ANY WAY TO LIMIT THE PARTIES’ AGREEMENT TO WAIVE THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY, if the above waiver of the right to a trial by jury is not enforceable, the parties hereto agree that any and all disputes or controversies of any nature between them arising at any time shall be decided by a reference to a private judge, mutually selected by the parties (or, if they cannot agree, by the Presiding Judge of the Santa Clara County, California Superior Court) appointed in accordance with California Code of Civil Procedure Section 638 (or pursuant to comparable provisions of federal law if the dispute falls within the exclusive jurisdiction of the federal courts), sitting without a jury, in Santa Clara County, California; and the parties hereby submit to the jurisdiction of such court. The reference proceedings shall be conducted pursuant to and in accordance with the provisions of California Code of Civil Procedure §§ 638 through 645.1, inclusive. The private judge shall have the power, among others, to grant provisional relief, including without limitation, entering temporary restraining orders, issuing preliminary and permanent injunctions and appointing receivers. All such proceedings shall be closed to the public and confidential and all records relating thereto shall be permanently sealed. If during the course of any dispute, a party desires to seek provisional relief, but a judge has not been appointed at that point pursuant to the judicial reference procedures, then such party may apply to the Santa Clara County, California Superior Court for such relief. The proceeding before the private judge shall be conducted in the same manner as it would be before a court under the rules of evidence applicable to judicial proceedings. The parties shall be entitled to discovery which shall be conducted in the same manner as it would be before a court under the rules of discovery applicable to judicial proceedings. The private judge shall oversee discovery and may enforce all discovery rules and orders applicable to judicial proceedings in the same manner as a trial court judge. The parties agree that the selected or appointed private judge shall have the power to decide all issues in the action or proceeding, whether of fact or of law, and shall report a statement of decision thereon pursuant to California Code of Civil Procedure § 644(a). Nothing in this paragraph shall limit the right of any party at any time to exercise self-help remedies, foreclose against collateral, or obtain provisional remedies. The private judge shall also determine all issues relating to the applicability, interpretation, and enforceability of this paragraph.
     If a judgment or order is rendered by any court, tribunal, arbitration panel, or private judge for the payment of any amounts owing to Bank under any Loan Document or for the payment of damages in respect of any breach of any Loan Document or any provision or term thereof and such judgment or order is expressed in currency (the “Judgment Currency”) other than Dollars, Borrowers agree, notwithstanding any such judgment or order, to indemnify and hold harmless the Bank against any deficiency in Dollars in the amounts received by Bank arising or resulting from any variation between (i) the rate of exchange at which Dollars are converted into the Judgment Currency for the purpose of the judgment or order, and (ii) the Dollar Equivalent of the amount of the Judgment Currency actually received by Bank. The indemnity in this paragraph constitutes a joint and several obligation of Borrowers which is separate and independent from Borrowers’ other obligations under this Agreement. The indemnity in this paragraph shall apply irrespective of any waiver, forbearance, amendment, action, inaction, delay, failure to require performance, course of conduct, or other indulgence granted by Bank. Bank shall not be required to provide any proof or evidence of any actual loss.

     12 GENERAL PROVISIONS
     12.1 Successors and Assigns. This Agreement binds and is for the benefit of the successors and permitted assigns of each party. Borrowers may not assign this Agreement or any rights or obligations under it without Bank’s prior written consent (which may be granted or withheld in Bank’s discretion). Bank has the right, without the consent of or notice to Borrowers, to sell, transfer, assign, negotiate, or grant participation in all or any part of, or any interest in, Bank’s obligations, rights, and benefits under this Agreement and the other Loan Documents.
     12.2 Indemnification. Each Borrower agrees to indemnify, defend and hold Bank and its directors, officers, employees, agents, attorneys, or any other Person affiliated with or representing Bank (each, an “Indemnified Person”) harmless against: (a) all obligations, demands, damages, claims, and liabilities (collectively, “Claims”) claimed or asserted by any other party in connection with the transactions contemplated by the Loan Documents; and (b) all losses or expenses (including Bank Expenses) in any way suffered, incurred, or paid by such Indemnified Person as a result of, following from, consequential to, or arising from transactions between Bank and Borrowers contemplated by the Loan Documents (including reasonable attorneys’ fees and expenses), except for Claims and/or losses directly caused by such Indemnified Person’s gross negligence or willful misconduct.
     12.3 Time of Essence. Time is of the essence for the performance of all Obligations in this Agreement.
     12.4 Severability of Provisions. Each provision of this Agreement is severable from every other provision in determining the enforceability of any provision.
     12.5 Correction of Loan Documents. Bank may correct patent errors and fill in any blanks in the Loan Documents consistent with the agreement of the parties.
     12.6 Amendments in Writing; Waiver; Integration. No purported amendment or modification of any Loan Document, or waiver, discharge or termination of any obligation under any Loan Document, shall be enforceable or admissible unless, and only to the extent, expressly set forth in a writing signed by the party against which enforcement or admission is sought. Without limiting the generality of the foregoing, no oral promise or statement, nor any action, inaction, delay, failure to require performance or course of conduct shall operate as, or evidence, an amendment, supplement or waiver or have any other effect on any Loan Document. Any waiver granted shall be limited to the specific circumstance expressly described in it, and shall not apply to any subsequent or other circumstance, whether similar or dissimilar, or give rise to, or evidence, any obligation or commitment to grant any further waiver. The Loan Documents represent the entire agreement about this subject matter and supersede prior negotiations or agreements. All prior agreements, understandings, representations, warranties, and negotiations between the parties about the subject matter of the Loan Documents merge into the Loan Documents.
     12.7 Counterparts. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, is an original, and all taken together, constitute one Agreement.
     12.8 Survival. All covenants, representations and warranties made in this Agreement continue in full force until this Agreement has terminated pursuant to its terms and all Obligations (other than inchoate indemnity obligations and any other obligations which, by their terms, are to survive the termination of this Agreement) have been paid in full and satisfied. The obligation of Borrowers in Section 12.2 to indemnify Bank shall survive until the statute of limitations with respect to such claim or cause of action shall have run.
     12.9 Confidentiality. In handling any confidential information, Bank shall exercise the same degree of care that it exercises for its own proprietary information, but disclosure of information may be made: (a) to Bank’s Subsidiaries or Affiliates (such Subsidiaries and Affiliates, together with Bank, collectively, “Bank Entities”); (b) to prospective transferees or purchasers of any interest in the Credit Extensions (provided, however, Bank shall use its best efforts to obtain any prospective transferee’s or purchaser’s agreement to the terms of this provision); (c) as required by law, regulation, subpoena, or other order; (d) to Bank’s regulators or as otherwise required in connection with Bank’s examination or audit; (e) as Bank considers appropriate in exercising remedies under the Loan Documents; and (f) to third-party service providers of Bank so long as such service providers have executed a confidentiality agreement with Bank with terms no less restrictive than those contained herein. Confidential information does not include information that is either: (i) in the public domain or in Bank’s possession when disclosed to Bank, or becomes part of the public domain after disclosure to Bank; or (ii) disclosed to Bank by a third party if Bank does not know that the third party is prohibited from disclosing the information.
     Bank Entities may use the confidential information for reporting purposes and the development and distribution of databases and market analyses so long as such confidential information is aggregated and anonymized prior to distribution unless otherwise expressly prohibited by Borrowers. The provisions of the immediately preceding sentence shall survive the termination of this Agreement.
     12.10 Attorneys’ Fees, Costs and Expenses. In any action or proceeding between Borrowers and Bank arising out of or relating to the Loan Documents, the prevailing party shall be entitled to recover its reasonable attorneys’ fees and other costs and expenses incurred, in addition to any other relief to which it may be entitled.
     12.11 Electronic Execution of Documents. The words “execution,” “signed,” “signature” and words of like import in any Loan Document shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity and enforceability as a manually executed signature or the use of a paper-based recordkeeping systems, as the case may be, to the extent and as provided for in any applicable law, including, without limitation, any state law based on the Uniform Electronic Transactions Act.
     12.12 Captions. The headings used in this Agreement are for convenience only and shall not affect the interpretation of this Agreement.
     12.13 Construction of Agreement. The parties mutually acknowledge that they and their attorneys have participated in the preparation and negotiation of this Agreement. In cases of uncertainty this Agreement shall be construed without regard to which of the parties caused the uncertainty to exist.
     12.14 Relationship. The relationship of the parties to this Agreement is determined solely by the provisions of this Agreement. The parties do not intend to create any agency, partnership, joint venture, trust, fiduciary or other relationship with duties or incidents different from those of parties to an arm’s-length contract.
     12.15 Third Parties. Nothing in this Agreement, whether express or implied, is intended to: (a) confer any benefits, rights or remedies under or by reason of this Agreement on any persons other than the express parties to it and their respective permitted successors and assigns; (b) relieve or discharge the obligation or liability of any person not an express party to this Agreement; or (c) give any person not an express party to this Agreement any right of subrogation or action against any party to this Agreement.
     13 DEFINITIONS
     13.1 Definitions. As used in the Loan Documents, the word “shall” is mandatory, the word “may” is permissive, the word “or” is not exclusive, the words “includes” and “including” are not limiting, the singular includes the plural, and numbers denoting amounts that are set off in brackets are negative. As used in this Agreement, the following capitalized terms have the following meanings:
     “Account” is any “account” as defined in the Code with such additions to such term as may hereafter be made, and includes, without limitation, all accounts receivable and other sums owing to Borrowers.
     “Account Debtor” is any “account debtor” as defined in the Code with such additions to such term as may hereafter be made.
     “Additional Costs” is defined in Section 3.8(a).

     “Administrative Borrower” is defined in Section 9.8.
     “Advance” or “Advances” means an advance (or advances) under the Revolving Line in the form of one (or more) US Advance(s) or Singapore Advance(s).
     “Affiliate” is, with respect to any Person, each other Person that owns or controls directly or indirectly the Person, any Person that controls or is controlled by or is under common control with the Person, and each of that Person’s senior executive officers, directors, partners and, for any Person that is a limited liability company, that Person’s managers and members.
     “Agreement” is defined in the preamble hereof.
     “Availability Amount” is the Revolving Line minus (a) the Dollar Equivalent of the outstanding principal balance of all Advances, minus (b) the Dollar Equivalent amount of all outstanding Existing Letters of Credit and Letters of Credit (including drawn but unreimbursed Letters of Credit) plus an amount equal to the Letter of Credit Reserve, minus (c) any amounts used for Cash Management Services, minus (d) the FX Reserve.
     “Aviat Investment Policy” is that certain Investment Policy dated January 19, 2009, as revised on March 4, 2010, and approved by Parent’s Board of Directors, as such policy is revised from time to time and approved by Parent’s Board of Directors and delivered to Bank.
     “Bank” is defined in the preamble hereof.
     “Bank Expenses” are all audit fees and expenses, costs, and expenses (including reasonable attorneys’ fees and expenses) for preparing, amending, negotiating, administering, defending and enforcing the Loan Documents (including, without limitation, those incurred in connection with appeals or Insolvency Proceedings) or otherwise incurred with respect to any Borrower or any Guarantor.
     “Board of Directors” means the board of directors of any Person or any committee thereof duly authorized to act on behalf of the board of directors.
     “BOFA Letters of Credit” are those letters of credit issued by Bank of America, N.A. for the account of Opco and supported by the Letter of Credit issued by Bank on October 1, 2010.
     “Borrower” and “Borrowers” are defined in the preamble hereof.
     “Borrowers’ Books” are all Borrowers’ Books and records including ledgers, federal and state tax returns, records regarding Borrowers’ assets or liabilities, the Collateral, business operations or financial condition, and all computer programs or storage or any equipment containing such information.
     “Borrowing Resolutions” are, with respect to any Person, those resolutions adopted by such Person’s Board of Directors and delivered by such Person to Bank approving the Loan Documents to which such Person is a party and the transactions contemplated thereby, together with a certificate in the form attached hereto as Exhibit E (except for Singapore Borrower, in the form attached hereto as Exhibit F) executed by its Secretary on behalf of such Person. At a minimum, such certificate must include a certification that (a) such Person has the authority to execute, deliver, and perform its obligations under each of the Loan Documents to which it is a party, (b) attached as an exhibit to such certificate is a true, correct, and complete copy of the resolutions then in full force and effect authorizing and ratifying the execution, delivery, and performance by such Person of the Loan Documents to which it is a party, (c) the name(s) of the Person(s) authorized to execute the Loan Documents on behalf of such Person, together with a sample of the true signature(s) of such Person(s), are provided and (d) Bank may conclusively rely on such certificate unless and until such Person shall have delivered to Bank a further certificate canceling or amending such prior certificate.
     “Business Day” is any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the laws of, or are in fact closed in, the state of California.

     “Cash Equivalents” means short-term, highly liquid investments that are both readily convertible to known amounts of cash and so near their maturity that they present insignificant risk of changes in value because of changes in interest rates. Examples of items commonly considered to be cash equivalents are Treasury bills, commercial paper, and money market funds.
     “Cash Management Services” is defined in Section 2.1.4.
     “Change in Control” means any event, transaction, or occurrence as a result of which (a) any “person” (as such term is defined in Sections 3(a)(9) and 13(d)(3) of the Exchange Act), other than a trustee or other fiduciary holding securities under an employee benefit plan of Borrowers, is or becomes a beneficial owner (within the meaning Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of securities of Parent, representing twenty-five percent (25%) or more of the combined voting power of Parent’s then outstanding securities; (b) during any period of twelve consecutive calendar months, individuals who at the beginning of such period constituted the Board of Directors of Parent (together with any new directors whose election by the Board of Directors of such Borrower was approved by a vote of not less than two-thirds of the directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason other than death or disability to constitute a majority of the directors then in office; (c) Opco ceases to be wholly-owned by Parent; provided that Opco and Parent will be permitted to merge so long as Parent or Opco is the surviving entity of such merger; or (d) Singapore Borrower ceases to be wholly-owned by either Opco or Parent.
     “Code” is the Uniform Commercial Code, as the same may, from time to time, be enacted and in effect in the State of California; provided, that, to the extent that the Code is used to define any term herein or in any Loan Document and such term is defined differently in different Articles or Divisions of the Code, the definition of such term contained in Article or Division 9 shall govern; provided further, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection, or priority of, or remedies with respect to, Bank’s Lien on any Collateral is governed by the Uniform Commercial Code in effect in a jurisdiction other than the State of California, the term “Code” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority, or remedies and for purposes of definitions relating to such provisions.
     “Collateral” is the Singapore Collateral and the US Collateral.
     “Collateral Account” is any Deposit Account, Securities Account, or Commodity Account.
     “Commodity Account” is any “commodity account” as defined in the Code with such additions to such term as may hereafter be made.
     “Compliance Certificate” is that certain certificate in the form attached hereto as Exhibit B.
     “Consolidated Funded Indebtedness” means, as of any date of determination, for Parent and its Subsidiaries on a consolidated basis, the sum of (a) the outstanding principal amount of all obligations, whether current or long-term, for borrowed money (including borrowings hereunder) and all debt obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments, (b) all purchase money Indebtedness, (c) all direct, non-contingent obligations arising under drawn letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments, (d) all obligations in respect of the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business), (e) attributable Indebtedness in respect of capital leases and synthetic lease obligations, and (f) all Indebtedness of the types referred to in clauses (a) through (e) above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which a Borrower or a Subsidiary is a general partner or joint venturer, unless such Indebtedness is expressly made non-recourse to such Borrower or such Subsidiary; provided that the amount of Indebtedness included under this clause (f) shall be restricted to the amount of Indebtedness attributable to such Borrower or Subsidiary as a general partner or joint venturer; in each case minus any cash collateral posted for any of the foregoing.

     “Consolidated Interest Charges”, means for any period, for Parent and its Subsidiaries on a consolidated basis, the sum of (a) all interest, premium payments, debt discount, fees, charges and related expenses of Parent and its Subsidiaries in connection with borrowed money (including capitalized interest) or in connection with the deferred price of assets, in each case to the extent treated as interest in accordance with GAAP, and (b) the portion of rent expense of the Parent and its Subsidiaries with respect to such period under capital leases that is treated as interest in accordance with GAAP.
     “Consolidated Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Funded Indebtedness as of such date to (b) EBITDA for the period of the two fiscal quarters mostly recently ended.
     “Consolidated Net Income” means, for any period, for Parent and its Subsidiaries on a consolidated basis, the net income of Parent and its Subsidiaries (excluding extraordinary gains and extraordinary losses) for that period.
     “Contingent Obligation” is, for any Person, any direct or indirect liability, contingent or not, of that Person for (a) any indebtedness, lease, dividend, letter of credit or other obligation of another such as an obligation, in each case, directly or indirectly guaranteed, endorsed, co-made, discounted or sold with recourse by that Person, or for which that Person is directly or indirectly liable; (b) any obligations for undrawn letters of credit for the account of that Person; and (c) all obligations from any interest rate, currency or commodity swap agreement, interest rate cap or collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; but “Contingent Obligation” does not include endorsements in the ordinary course of business. The amount of a Contingent Obligation is the stated or determined amount of the primary obligation for which the Contingent Obligation is made or, if not determinable, the maximum reasonably anticipated liability for it determined by the Person in good faith; but the amount may not exceed the maximum of the obligations under any guarantee or other support arrangement.
     “Continuation Date” means any date on which the Administrative Borrower and/or the Singapore Borrower elects to continue a LIBOR Advance into another Interest Period.
     “Control Agreement” is any control agreement in form and substance satisfactory to Bank entered into among the depository institution at which any Borrower maintains a Deposit Account or the securities intermediary or commodity intermediary at which any Borrower maintains a Securities Account or a Commodity Account, such Borrower, and Bank pursuant to which Bank obtains control (within the meaning of the Code) over such Deposit Account, Securities Account, or Commodity Account.
     “Conversion Date” means any date on which the Administrative Borrower and/or the Singapore Borrower elects to convert a Prime Rate Advance to a LIBOR Advance or a LIBOR Advance to a Prime Rate Advance.
     “Credit Extension” is any Advance, Letter of Credit, amount utilized for Cash Management Services, FX Forward Contract, or any other extension of credit by Bank for Borrowers’ benefit.
     “Default Rate” is defined in Section 2.3(b).
     “Deposit Account” is any “deposit account” as defined in the Code with such additions to such term as may hereafter be made.
     “Designated Deposit Account” is, with respect to US Borrowers, account number 3300389009 and, with respect to Singapore Borrower, account number 3300745390, in each case maintained with Bank.
     “Dollars,” “dollars” or use of the sign “$” means only lawful money of the United States and not any other currency, regardless of whether that currency uses the “$” sign to denote its currency or may be readily converted into lawful money of the United States.
     “Dollar Equivalent” is, at any time, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in a Foreign Currency, the equivalent amount therefor in Dollars as determined by Bank at such time on the basis of the then-prevailing rate of exchange in San Francisco, California, for sales of the Foreign Currency for transfer to the country issuing such Foreign Currency.
     “Domestic Subsidiary” means a Subsidiary organized under the laws of the United States or any state or territory thereof or the District of Columbia.
     “EBITDA” means, for any period, for Parent and its Subsidiaries on a consolidated basis, an amount equal to Consolidated Net Income for such periods plus (a) the following to the extent deducted in calculating such Consolidated Net Income; (i) Consolidated Interest Charges for such period, (ii) the provision for federal, state, local and foreign income taxes payable by Parent and its Subsidiaries for such period, (iii) depreciation and amortization expense, (iv) non-cash restructuring charges, and such other cash restructuring charges as agreed by Bank in writing, (v) non-cash stock-based compensation expense, and (vi) other non-recurring expenses of Parent and its Subsidiaries reducing such Consolidated Net Income which do not represent a cash item in such period or any future period and minus (b) the following to the extent included in calculating such Consolidated Net Income; (i) federal, state, local and foreign income tax credits of Parent and its Subsidiaries for such period and (ii) all non-cash items increasing Consolidated Net Income for such period.
     “Effective Amount” means with respect to any Advances on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowing and prepayments or repayments thereof occurring on such date.
     “Effective Date” is defined in the preamble hereof.
     “Equipment” is all “equipment” as defined in the Code with such additions to such term as may hereafter be made, and includes without limitation all machinery, fixtures, goods, vehicles (including motor vehicles and trailers), and any interest in any of the foregoing.
     “ERISA” is the Employee Retirement Income Security Act of 1974, and its regulations.
     “Event of Default” is defined in Section 8.
     “Exchange Act” is the Securities Exchange Act of 1934, as amended.
     “Existing Letters of Credit” means the following of outstanding letters of credit:

Ref no.	Issue Dt	Expiry Dt	Currency	Foreign Amt	USD Amt
SVBSF003191	11/19/2004	12/30/2010	USD	$140,900.82	$140,900.82
SVBSP000410	10/2/2007	4/1/2011	USD	$78,605.00	$78,605.00
SVBSP000420	11/5/2007	6/1/2011	USD	$15,224.03	$15,224.03
SVBSP000434	1/14/2008	10/29/2010	USD	$206,000.00	$206,000.00
SVBSF005162	3/14/2008	10/27/2010	USD	$74,909.75	$74,909.75
SVBSF005163	3/14/2008	11/6/2010	USD	$118,558.02	$118,558.02
SVBSF005164	3/14/2008	3/16/2011	USD	$32,775.00	$32,775.00
SVBSP000456	5/7/2008	12/30/2010	USD	$480,000.00	$480,000.00
SVBSF005331	6/13/2008	7/16/2011	USD	$17,951.67	$17,951.67
     “Foreign Currency” means lawful money of a country other than the United States.
     “Foreign Subsidiary” means any Subsidiary which is not a Domestic Subsidiary.

     “Funding Date” is any date on which a Credit Extension is made to or for the account of Borrowers which shall be a Business Day.
     “FX Business Day” is any day when (a) Bank’s Foreign Exchange Department is conducting its normal business and (b) the Foreign Currency being purchased or sold by Borrowers is available to Bank from the entity from which Bank shall buy or sell such Foreign Currency.
     “FX Forward Contract” is defined in Section 2.1.3.
     “FX Reserve” is defined in Section 2.1.3.
     “GAAP” is generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other Person as may be approved by a significant segment of the accounting profession, which are applicable to the circumstances as of the date of determination.
     “General Intangibles” is all “general intangibles” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation, all Intellectual Property, claims, income and other tax refunds, security and other deposits, payment intangibles, contract rights, options to purchase or sell real or personal property, rights in all litigation presently or hereafter pending (whether in contract, tort or otherwise), insurance policies (including without limitation key man, property damage, and business interruption insurance), payments of insurance and rights to payment of any kind.
     “Governmental Approval” is any consent, authorization, approval, order, license, franchise, permit, certificate, accreditation, registration, filing or notice, of, issued by, from or to, or other act by or in respect of, any Governmental Authority.
     “Governmental Authority” is any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization.
     “Guarantor” is any existing and future direct and indirect Material Subsidiary of Borrowers.
     “Guaranty” means a guaranty made by each Guarantor in favor of Bank in the form and substance satisfactory to Bank.
     “Indebtedness” is (a) indebtedness for borrowed money or the deferred price of property or services, such as reimbursement and other obligations for surety bonds and letters of credit, (b) obligations evidenced by notes, bonds, debentures or similar instruments, (c) capital lease obligations, and (d) Contingent Obligations.
     “Indemnified Person” is defined in Section 12.2.
     “Insolvency” means, with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.
     “Insolvency Proceeding” is any proceeding by or against any Person under the United States Bankruptcy Code, or any other bankruptcy or insolvency law, including assignments for the benefit of creditors, compositions, extensions generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.
     “Intellectual Property” means all of Borrowers’ right, title, and interest in and to the following:
     (a) its copyrights, trademarks and patents;

     (b) any and all trade secrets and trade secret rights, including, without limitation, any rights to unpatented inventions, know-how, operating manuals;
     (c) any and all source code;
     (d) any and all design rights which may be available to a Borrower;
     (e) any and all claims for damages by way of past, present and future infringement of any of the foregoing, with the right, but not the obligation, to sue for and collect such damages for said use or infringement of the Intellectual Property rights identified above; and
     (f) all amendments, renewals and extensions of any of the copyrights, trademarks or patents.
     “Interest Payment Date” means, with respect to any LIBOR Advance, the last day of each Interest Period applicable to such LIBOR Advance (but in any event, no later than 90 days from the beginning of any such Interest Period and each successive payment thereafter) and, with respect to Prime Rate Advances, the last day of each month (or, if the last day of the quarter does not fall on a Business Day, then on the first Business Day following such date), and each date a Prime Rate Advance is converted into a LIBOR Advance to the extent of the amount converted to a LIBOR Advance.
     “Interest Period” means, as to any LIBOR Advance, the period commencing on the date of such LIBOR Advance, or on the conversion/continuation date on which the LIBOR Advance is converted into or continued as a LIBOR Advance, and ending on the date that is one (1), two (2), three (3), or six (6) months thereafter, in each case as Borrowers may elect in the applicable Notice of Borrowing or Notice of Conversion/Continuation; provided, however, that (a) no Interest Period with respect to any LIBOR Advance shall end later than the Revolving Line Maturity Date, (b) the last day of an Interest Period shall be determined in accordance with the practices of the LIBOR interbank market as from time to time in effect, (c) if any Interest Period would otherwise end on a day that is not a Business Day, that Interest Period shall be extended to the following Business Day unless, in the case of a LIBOR Advance, the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the preceding Business Day, (d) any Interest Period pertaining to a LIBOR Advance that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period, and (e) interest shall accrue from and include the first Business Day of an Interest Period but exclude the last Business Day of such Interest Period.
     “Interest Rate Determination Date” means each date for calculating the LIBOR for purposes of determining the interest rate in respect of an Interest Period. The Interest Rate Determination Date shall be the second Business Day prior to the first day of the related Interest Period for a LIBOR Advance.
     “Inventory” is all “inventory” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation all merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products, including without limitation such inventory as is temporarily out of any Borrower’s custody or possession or in transit and including any returned goods and any documents of title representing any of the above.
     “Investment” is any beneficial ownership interest in any Person (including stock, partnership interest or other securities), and any loan, advance or capital contribution to any Person.
     “IRC” means the Internal Revenue Code of 1986, as amended, and the Treasury Regulations adopted thereunder
     “Letter of Credit” means a standby letter of credit issued by Bank or another institution based upon an application, guarantee, indemnity or similar agreement on the part of Bank as set forth in Section 2.1.2.
     “Letter of Credit Application” is defined in Section 2.1.2(b).

     “Letter of Credit Reserve” has the meaning set forth in Section 2.1.2(e).
     “Letter of Direction” means that certain Letter of Direction dated as of September 30, 2010 between Parent and Bank regarding the extensions of credit to be made on the Effective Date.
     “LIBOR” means, for any Interest Rate Determination Date with respect to an Interest Period for any Advance to be made, continued as or converted into a LIBOR Advance, the rate of interest per annum determined by Bank to be the per annum rate of interest at which deposits in United States Dollars are offered to Bank in the London interbank market (rounded upward, if necessary, to the nearest 1/10,000th of one percent (0.0001%)) in which Bank customarily participates at 11:00 a.m. (local time in such interbank market) two (2) Business Days prior to the first day of such Interest Period for a period approximately equal to such Interest Period and in an amount approximately equal to the amount of such Advance.
     “LIBOR Advance” means an Advance that bears interest based at the LIBOR Rate.
     “LIBOR Rate” means, for each Interest Period in respect of LIBOR Advances comprising part of the same Advances, an interest rate per annum (rounded upward, if necessary, to the nearest 1/10,000th of one percent (0.0001%)) equal to LIBOR for such Interest Period divided by one (1) minus the Reserve Requirement for such Interest Period.
     “LIBOR Rate Margin” means, from time to time, the following percentages per annum, based upon the Borrowers’ Consolidated Leverage Ratio, as set forth below:

	Borrowers’ Consolidated	Revolving Facility
Level	Leverage Ratio	LIBOR Margin
I	Less than or equal to 1.0:1.0	2.00%

II	Greater than 1.0:1.0 but less than or equal to 2.0:1.0	2.25%

III	Greater than 2.0:1.0 but less than or equal to 2.75:1.0	2.50%

IV	Greater than 2.75:1.0 and/or a negative number	2.75%
For the period from the Effective Date until Bank has received Parent’s consolidated financial statements for the fiscal quarter ending October 1, 2010, the LIBOR Rate Margin shall be at the margin in the row styled “Level IV.”
     “Lien” is a claim, mortgage, deed of trust, levy, charge, pledge, security interest or other encumbrance of any kind, whether voluntarily incurred or arising by operation of law or otherwise against any property.
     “Liquidity Obligations” are Borrowers’ obligations to pay when due any debts, principal, interest, Bank Expenses and other amounts Borrowers owe Bank now or later, whether under this Agreement, the Loan Documents, or otherwise, including, without limitation, the Singapore Obligations, all reimbursement obligations for drawn and undrawn letters of credit, cash management services, and including interest accruing after Insolvency Proceedings begin and debts, liabilities, or obligations of Borrowers assigned to Bank.
     “Loan Documents” are, collectively, this Agreement, the Perfection Certificates, the Control Agreements, any Letter of Credit, any Letter of Credit Application, the Singapore Debenture, the Letter of Direction, any note, or notes or guaranties executed by any Borrower or any Guarantor, and any other present or future agreement between any Borrower, any Guarantor and/or for the benefit of Bank in connection with this Agreement, all as amended, restated, or otherwise modified.
     “Material Adverse Change” is (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, liabilities (actual or contingent), condition (financial or otherwise) or prospects of Borrowers and their Subsidiaries taken as a whole; (b) a material impairment of the rights and remedies of the Bank under any Loan Document; (c) a material impairment of the ability of any Borrower to perform its obligations under any Loan Document to which it is a party; or (d) a material adverse effect upon the legality, validity, binding effect or enforceability against any Borrower of any Loan Document to which it is a party.
     “Material Contract” means (a) any contract or other written agreement described in the Perfection Certificates; (b) any contract or other agreement of any Borrower and any Subsidiary involving monetary liability of or to any such Person in an amount in excess of Two Million Dollars ($2,000,000); and (c) any other contract, agreement, permit or license, written or oral, of any Borrower and any Subsidiary as to which the breach, nonperformance, cancellation of, failure to renew by any party thereto, individually or in the aggregate, could reasonably be expected to cause a Material Adverse Change in Borrowers’ business.
     “Material Indebtedness” is any Indebtedness the principal amount of which, individually or in the aggregate, is equal to or greater than Five Million Dollars ($5,000,000).
     “Material Subsidiary” means any Domestic Subsidiary having at any time on a stand-alone basis (a) assets in excess of ten percent (10%) of Parent’s consolidated assets or (b) gross revenues in excess of ten percent (10%) of Parent’s consolidated gross revenues.
     “Multiemployer Plan” means a Plan that is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.
     “Notice of Borrowing” means a notice given by Borrowers to Bank in accordance with Section 3.2(a), substantially in the form of Exhibit C, with appropriate insertions.
     “Notice of Conversion/Continuation” means a notice given by Borrowers to Bank in accordance with Section 3.6, substantially in the form of Exhibit D, with appropriate insertions.
     “Obligations” are Borrowers’ obligations to pay when due any debts, principal, interest, Bank Expenses and other amounts Borrowers owe Bank now or later, whether under this Agreement, the Loan Documents, or otherwise, including, without limitation, the Singapore Obligations, all obligations relating to letters of credit (including reimbursement obligations for drawn and undrawn letters of credit), cash management services, and foreign exchange contracts, if any, and including interest accruing after Insolvency Proceedings begin and debts, liabilities, or obligations of Borrowers assigned to Bank, and to perform Borrowers’ duties under the Loan Documents.
     “Opco” is defined in the preamble.
     “Operating Documents” are, for any Person, such Person’s formation documents, as certified with the Secretary of State of such Person’s state of formation or, in relation to the Singapore Borrower, a director or company secretary on a date that is no earlier than 30 days prior to the Effective Date, and, (a) if such Person is a corporation, its bylaws or memorandum and articles of association in current form, (b) if such Person is a limited liability company, its limited liability company agreement (or similar agreement), and (c) if such Person is a partnership, its partnership agreement (or similar agreement), each of the foregoing with all current amendments or modifications thereto.
     “Parent” is defined in the preamble.
     “PBGC” means the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor).

     “Perfection Certificate” is defined in Section 5.1.
     “Permitted Distributions” are:
     (a) purchases of capital stock from former employees, consultants and directors pursuant to repurchase agreements or other similar agreements in an aggregate amount not to exceed One Million Dollars ($1,000,000) in any fiscal year provided that at the time of such purchase no Event of Default has occurred and is continuing;
     (b) distributions or dividends consisting solely of any Borrower’s capital stock;
     (c) purchases for value of any rights distributed in connection with any stockholder rights plan;
     (d) purchases of capital stock or options to acquire such capital stock with the proceeds received from a substantially concurrent issuance of capital stock or convertible securities;
     (e) purchases of capital stock pledged as collateral for loans to employees;
     (f) purchases of capital stock in connection with the exercise of stock options or stock appreciation rights by way of cashless exercise or in connection with the satisfaction of withholding tax obligations;
     (g) purchases of fractional shares of capital stock arising out of stock dividends, splits or combinations or business combinations;
     (h) distributions from Singapore Borrower to holders of its preference shares in an aggregate amount not to exceed Nine Hundred Ninety Thousand ($990,000) in any fiscal year;
     (i) distributions from (i) any Borrower to any other Borrower and (ii) from any Subsidiary of a Borrower to any Borrower; and
     (j) other distributions, dividends or purchases of any Borrower’s capital stock in cash, with Bank’s prior consent.
     “Permitted Indebtedness” is:
     (a) Borrowers’ Indebtedness to Bank under this Agreement and the other Loan Documents;
     (b) Subordinated Debt;
     (c) unsecured Indebtedness to trade creditors incurred in the ordinary course of business;
     (d) unsecured Indebtedness incurred by Singapore Borrower in connection with its preference shares in an aggregate amount not to exceed Eight Million Two Hundred Fifty Thousand Dollars ($8,250,000);
     (e) guaranties of Permitted Indebtedness;
     (f) Indebtedness incurred as a result of endorsing negotiable instruments received in the ordinary course of business;
     (g) Indebtedness consisting of interest rate, currency, or commodity swap agreements, interest rate cap or collar agreements or arrangements entered into in the ordinary course of business and designated to protect Borrowers or their Subsidiaries against fluctuations in interest rates, currency exchange rates, or commodity prices;

     (h) contingent obligations of Borrowers or any Subsidiary in respect of (i) any performance bond or surety bond issued in the ordinary course of business for the purpose of guaranteeing the performance of Borrowers and its Subsidiaries under tenders and contracts related to the sale of equipment and services to customers and (ii) any of the following type of bond issued in the ordinary course of business: (A) customs bond, (B) contractors license bond, (C) value added tax bond, (D) miscellaneous tax bond or (E) bond issued to support employee benefit plan;
     (i) Indebtedness between any Borrower and any of its Subsidiaries that are permitted in clause (d) of Permitted Investments;
     (j) Indebtedness with respect to reimbursement obligations of Borrowers in connection with the Existing Letters of Credit issued on Borrowers’ behalf;
     (k) Indebtedness with respect to reimbursement obligations of Borrowers in connection with the BOFA Letters of Credit issued on Borrowers’ behalf not to exceed $2,200,000;
     (l) capitalized leases and purchase money Indebtedness not to exceed Two Million Five Hundred Thousand Dollars ($2,500,000) in the aggregate in any fiscal year secured by Liens permitted under clause (c) of the definition of “Permitted Liens”;
     (m) Indebtedness of entities acquired in any permitted merger or acquisition transaction;
     (n) extensions, renewals and refinancings of Permitted Indebtedness, provided that the amount of such Indebtedness is not increased except by an amount equal to a reasonable premium or other reasonable amount paid in connection with such refinancing and by an amount equal to any existing, but unutilized, commitment thereunder; and
     (o) other unsecured Indebtedness of any Borrower and its Subsidiaries not otherwise permitted in clauses (a) through (n); provided that the aggregate amount of such Indebtedness shall not exceed Five Million Dollars ($5,000,000) at any time.
     “Permitted Investments” are:
     (a) Investments (including, without limitation, Subsidiaries) existing on the Effective Date;
     (b) Investments consisting of cash and Cash Equivalents;
     (c) Investments pursuant to the Aviat Investment Policy;
     (d) Investments by a Borrower in Subsidiaries that are not a Borrower not to exceed Ten Million Dollars ($10,000,000) in the aggregate in any fiscal year;
     (e) Investments consisting of Collateral Accounts in the name of any Borrower or any Subsidiary so long as Bank has a first priority, perfected security interest in such Collateral Accounts;
     (f) Investments consisting of extensions of credit to any Borrower’s or its Subsidiaries’ customers in the nature of accounts receivable, prepaid royalties or notes receivable in the ordinary course of business arising from the sale or lease of goods, provision of services or licensing activities of any Borrower;
     (g) Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of business;

     (h) Investments consisting of interest rate, currency, or commodity swap agreements, interest rate cap or collar agreements or arrangements entered into in the ordinary course of business and designated to protect a Person against fluctuations in interest rates, currency exchange rates, or commodity prices;
     (i) Investments consisting of (i) travel advances and employee relocation loans and other employee loans and advances in the ordinary course of business, and (ii) loans to employees relating to the purchase of equity securities of any Borrower or its Subsidiaries pursuant to employee stock purchase plans or agreements approved by such Borrower’s Board of in an aggregate amount outstanding at any time not to exceed One Million Five Hundred Thousand Dollars ($1,500,000);
     (j) Investments permitted by Section 7.3; and
     (k) other Investments not exceeding Five Million Dollars ($5,000,000) in the aggregate in any fiscal year of the Borrowers.
     “Permitted Liens” are:
     (a) (i) Liens securing Indebtedness under clause (h) of the definition of “Permitted Indebtedness” hereunder, and (ii) Liens arising under this Agreement and the other Loan Documents;
     (b) Liens for taxes, fees, assessments or other government charges or levies, either (i) not due and payable or (ii) being contested in good faith and for which Borrowers maintain adequate reserves on their Books, provided that no notice of any such Lien has been filed or recorded under the IRC;
     (c) Liens (including with respect to capital leases) (i) on property (including accessions, additions, parts, replacements, fixtures, improvements and attachments thereto, and the proceeds thereof) acquired or held by any Borrower or its Subsidiaries incurred for financing such property (including accessions, additions, parts, replacements, fixtures, improvements and attachments thereto, and the proceeds thereof) other than Accounts and Inventory, or (ii) existing on property (and accessions, additions, parts, replacements, fixtures, improvements and attachments thereto, and the proceeds thereof) when acquired other than Accounts and Inventory, if the Lien is confined to such property (including accessions, additions, parts, replacements, fixtures, improvements and attachments thereto, and the proceeds thereof);
     (d) Liens incurred in the extension, renewal or refinancing of the indebtedness secured by Liens described in (a) through (c), but any extension, renewal or replacement Lien must be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness it secures may not increase;
     (e) Liens of carriers, warehousemen, suppliers, or other Persons that are possessory in nature arising in the ordinary course of business so long as such Liens attach only to Inventory, securing liabilities in the aggregate amount not to exceed One Million Dollars ($1,000,000) and which are not delinquent or remain payable without penalty or which are being contested in good faith and by appropriate proceedings which proceedings have the effect of preventing the forfeiture or sale of the property subject thereto;
     (f) Liens to secure payment of workers’ compensation, employment insurance, old-age pensions, social security and other like obligations incurred in the ordinary course of business (other than Liens imposed by ERISA);
     (g) leases or subleases of real property granted in the ordinary course of Borrowers’ business (or, if referring to another Person, in the ordinary course of such Person’s business), and leases, subleases, non-exclusive licenses or sublicenses of personal property (other than Intellectual Property) granted in the ordinary course of Borrowers’ business (or, if referring to another Person, in the ordinary course of such Person’s business), if the leases, subleases, licenses and sublicenses do not prohibit granting Bank a security interest therein;
     (h) non-exclusive license of Intellectual Property granted to third parties in the ordinary course of business;

     (i) Liens in favor of custom and revenue authorities arising as a matter of law to secure the payment of custom duties in connection with the importation of goods;
     (j) [Reserved];
     (k) Liens arising from attachments or judgments, orders, or decrees in circumstances not constituting an Event of Default under Sections 8.4 and 8.7;
     (l) [Reserved]; and
     (m) deposits to secure the performance of bids, trade contracts (other than for borrowed money), contracts for the purchase of property, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case, incurred in the ordinary course of business and not representing an obligation for borrowed money.
     “Person” is any individual, sole proprietorship, partnership, limited liability company, joint venture, company, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or government agency.
     “Plan” means, at a particular time, any employee benefit plan that is covered by ERISA and in respect of which Borrowers or any of their Subsidiaries are (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.
     “Prime Rate” means for any day the prime rate as reported in The Wall Street Journal.
     “Prime Rate Advance” means an Advance that bears interest based at the Prime Rate.
     “Prime Rate Margin” means, from time to time, the following percentages per annum, based upon the Borrowers’ Consolidated Leverage Ratio, as set forth below:

	Borrowers’ Consolidated	Revolving Facility
Level	Leverage Ratio	Prime Rate Margin
I	Less than or equal to 1.0:1.0	0.00%

II	Greater than 1.0:1.0 but less than or equal to 2.0:1.0	0.00%

III	Greater than 2.0:1.0 but less than or equal to 2.75:1.0	0.00%

IV	Greater than 2.75:1.0 and/or a negative number	0.00%
For the period from the Effective Date until Bank has received Parent’s consolidated financial statements for the fiscal quarter ending October 1, 2010, the Prime Rate Margin shall be at the margin in the row styled “Level IV.”
     “Registered Organization” is any “registered organization” as defined in the Code with such additions to such term as may hereafter be made.
     “Regulatory Change” means, with respect to Bank, any change on or after the date of this Agreement in United States federal, state, or foreign laws or regulations, including Regulation D, or the adoption or making on or after such date of any interpretations, directives, or requests applying to a class of lenders including Bank, of or 8 under any United States federal or state, or any foreign laws or regulations (whether or not having the force of law) by any court or governmental or monetary authority charged with the interpretation or administration thereof.
     “Reorganization” means, with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.
     “Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the thirty day notice period is waived under subsections .27, .28, .29, ..30, .31, .32, .34 or .35 of PBGC Reg. § 4043.
     “Requirement of Law” is as to any Person, the organizational or governing documents of such Person, and any law (statutory or common), treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.
     “Reserve Requirement” means, for any Interest Period, the average maximum rate at which reserves (including any marginal, supplemental, or emergency reserves) are required to be maintained during such Interest Period under Regulation D against “Eurocurrency liabilities” (as such term is used in Regulation D) by member banks of the Federal Reserve System. Without limiting the effect of the foregoing, the Reserve Requirement shall reflect any other reserves required to be maintained by Bank by reason of any Regulatory Change against (a) any category of liabilities which includes deposits by reference to which the LIBOR Rate is to be determined as provided in the definition of LIBOR or (b) any category of extensions of credit or other assets which include Advances.
     “Responsible Officer” is any of the Chief Executive Officer, President, Chief Financial Officer, Controller, Treasurer and Assistant Treasurer of any Borrower.
     “Restricted License” is any material license or other agreement with respect to which a Borrower is the licensee (a) that prohibits or otherwise restricts a Borrower from granting a security interest in such Borrower’s interest in such license or agreement or any other property, or (b) for which a default under or termination of could interfere with the Bank’s right to sell any Collateral.
     “Revolving Line” are the credit extensions made hereunder in an aggregate amount not to exceed Forty Million Dollars ($40,000,000).
     “Revolving Line Maturity Date” is September 30, 2011.
     “Revolving Line Utilization” is, at any time, the sum of (a) the outstanding principal amount of any Advances (including any amounts used for Cash Management Services), plus (b) the Dollar Equivalent face amount of any outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit and any Letter of Credit Reserve), plus (c) the FX Reserve.
     “SEC” means the Securities and Exchange Commission, any successor thereto, and any analogous Governmental Authority.
     “Securities Account” is any “securities account” as defined in the Code with such additions to such term as may hereafter be made.
     “Singapore Advances” is defined in Section 2.1.1(a).
     “Singapore Borrower” is defined in the preamble.
     “Singapore Collateral” is any and all properties, rights and assets of Singapore Borrower described on Exhibit A.

     “Singapore Companies Act” is the Singapore Companies Act (Chapter 50).
     “Singapore Conditions Precedent” means the deliverables described in Sections 3.3(a) and (b) in accordance therewith.
     “Singapore Debenture” is the debenture, in form and substance acceptable to Bank, to be entered into between Singapore Borrower and Bank in accordance with Section 3.3(a).
     “Singapore Sublimit” is $10,000,000
     “Singapore Obligations” are Singapore Borrower’s obligations to pay when due any principal and interest arising out of Singapore Utilization, Bank Expenses and other amounts Singapore Borrower owes Bank now or later, whether under this Agreement, the Loan Documents, or otherwise, including, without limitation, all obligations relating to letters of credit (including reimbursement obligations for drawn and undrawn letters of credit), cash management services, and foreign exchange contracts, if any, and including interest accruing after Insolvency Proceedings begin and debts, liabilities, or obligations of Singapore Borrower assigned to Bank, and to perform any Singapore Borrower’s duties under the Loan Documents.
     “Singapore Utilization” is the sum of (i) the outstanding principal amount of any Singapore Advances, plus (ii) the Dollar Equivalent face amount of any outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit and any Letter of Credit Reserve) issued for Singapore Borrower’s account.
     “Single Employer Plan” means any Plan that is covered by Title IV of ERISA, but that is not a Multiemployer Plan.
     “Subordinated Debt” (a) Indebtedness incurred by any Borrower subordinated to such Borrower’s Indebtedness owed to Bank and which is reflected in a written agreement in a manner and form acceptable to Bank and approved by Bank in writing, and (b) to the extent the terms of subordination do not change adversely to Bank, refinancings, refundings, renewals, amendments or extensions of the foregoing.
     “Subsidiary” is, as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless the context otherwise requires, each reference to a Subsidiary herein shall be a reference to a Subsidiary of any Borrower or Guarantor.
     “Transfer” is defined in Section 7.1.
     “Unused Revolving Line Facility Fee” is defined in Section 2.4(c).
     “US Advances” is defined in Section 2.1.1(a).
     “US Borrowers” is defined in the preamble.
     “US Collateral” is any and all properties, rights and assets of US Borrowers described on Exhibit A.
[remainder of page intentionally left blank]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the Effective Date.
BORROWERS:
AVIAT NETWORKS, INC.

By	/s/ Carol A. Goudey
	Name:	Carol A. Goudey
	Title:	Corporate Treasurer

AVIAT U.S., INC.
By	/s/ Carol A. Goudey
	Name:	Carol A. Goudey
	Title:	Corporate Treasurer

AVIAT NETWORKS (S) PTE. LTD.
By	/s/ J. Russell Mincey
	Name:	J. Russell Mincey
	Title:	Director
BANK:
SILICON VALLEY BANK

By	/s/ Tom Smith
	Name:	Tom Smith
	Title:	Managing Director

Signature Page to Loan and Security Agreement

EXHIBIT A
COLLATERAL
     The US Collateral consists of all of US Borrowers’ right title and interest in and to the following personal property and the Singapore Collateral consists of all of Singapore Borrower’s right, title and interest in and to the following personal property:
     All goods, Accounts (including health-care receivables), Equipment, Inventory, contract rights or rights to payment of money, leases, license agreements, franchise agreements, General Intangibles, commercial tort claims, documents, instruments (including any promissory notes), chattel paper (whether tangible or electronic), cash, deposit accounts, fixtures, letters of credit rights (whether or not the letter of credit is evidenced by a writing), securities, and all other investment property, supporting obligations, and financial assets, whether now owned or hereafter acquired, wherever located; and
     All Borrowers’ Books relating to the foregoing, and any and all claims, rights and interests in any of the above and all substitutions for, additions, attachments, accessories, accessions and improvements to and replacements, products, proceeds and insurance proceeds of any or all of the foregoing.
     Notwithstanding the foregoing, (a) the US Collateral does not include any of the following, whether now owned or hereafter acquired by any US Borrower: any copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work, whether published or unpublished, any patents, patent applications and like protections, including improvements, divisions, continuations, renewals, reissues, extensions, and continuations-in-part of the same, trademarks, service marks and, to the extent permitted under applicable law, any applications therefore, whether registered or not, and the goodwill of the business of US Borrowers connected with and symbolized thereby, know-how, operating manuals, trade secret rights, rights to unpatented inventions, and any claims for damage by way of any past, present, or future infringement of any of the foregoing; provided, however, the US Collateral shall include all Accounts, license and royalty fees and other revenues, proceeds, or income arising out of or relating to any of the foregoing; and (b) the Singapore Collateral does not include any of the following, whether now owned or hereafter acquired by Singapore Borrower: any copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work, whether published or unpublished, any patents, patent applications and like protections, including improvements, divisions, continuations, renewals, reissues, extensions, and continuations-in-part of the same, trademarks, service marks and, to the extent permitted under applicable law, any applications therefore, whether registered or not, and the goodwill of the business of Singapore Borrower connected with and symbolized thereby, know-how, operating manuals, trade secret rights, rights to unpatented inventions, and any claims for damage by way of any past, present, or future infringement of any of the foregoing; provided, however, the Singapore Collateral shall include all Accounts, license and royalty fees and other revenues, proceeds, or income arising out of or relating to any of the foregoing
     Pursuant to the terms of a certain negative pledge arrangement with Bank, Borrowers have agreed not to encumber any of their copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work, whether published or unpublished, any patents, patent applications and like protections, including improvements, divisions, continuations, renewals, reissues, extensions, and continuations-in-part of the same, trademarks, service marks and, to the extent permitted under applicable law, any applications therefore, whether registered or not, and the goodwill of the business of Borrowers connected with and symbolized thereby, know-how, operating manuals, trade secret rights, rights to unpatented inventions, and any claims for damage by way of any past, present, or future infringement of any of the foregoing, without Bank’s prior written consent.

EXHIBIT B
FORM OF NOTICE OF BORROWING
AVIAT NETWORKS, INC.
AVIAT NETWORKS (S) PTE. LTD.
Date: ______________

To:	Silicon Valley Bank 3003 Tasman Drive Santa Clara, CA 95054 Attention: Corporate Services Department

Re:	Loan and Security Agreement dated as of September 30, 2010 (as amended, modified, supplemented or restated from time to time, the “Loan Agreement”), by and among AVIAT NETWORKS, INC. (the “Administrative Borrower”), AVIAT U.S., INC. (“Opco”), AVIAT NETWORKS (S) PTE. LTD. (“Singapore Borrower” and together with the Administrative Borrower and Opco, each a “Borrower” and collectively, “Borrowers”) and SILICON VALLEY BANK (“Bank”).
Ladies and Gentlemen:
     The undersigned refers to the Loan Agreement, the terms defined therein and used herein as so defined, and hereby gives you notice irrevocably, pursuant to Section 3.5 of the Loan Agreement, of its request for an Advance.
     1. The Funding Date, which shall be a Business Day, of the requested Advance is ______________.
     2. The aggregate amount of the requested Advance is $____________.
     3. The requested Advance shall consist of $___________ of Prime Rate Advance and $______ of LIBOR Advance.
     4. The duration of the Interest Period for the LIBOR Advance included in the requested Advance shall be ______ months.
     5. The requested Advance is:
☐ a US Advance to AVIAT NETWORKS, INC.
☐ a Singapore Advance to AVIAT NETWORKS (S) PTE. LTD.
     6. The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the date of the proposed Advance before and after giving effect thereto, and to the application of the proceeds therefrom, as applicable:
          (a) each of the representations and warranties made by each Borrower in or pursuant to the Loan Documents are true and correct in all material respects on and as of the date hereof; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; provided, further, that those representations and warranties expressly referring to a specific date are true, accurate and complete in all material respects as of such date;
          (b) no Default or Event of Default has occurred and is continuing, or would result from such proposed Advance; and

          (c) the requested Advance will not cause the Revolving Line Utilization to exceed the Availability Amount and will not cause the Singapore Utilization to exceed the lesser of (i) the Availability Amount, or (ii) the Singapore Sublimit.
[remainder of page intentionally blank]

ADMINISTRATIVE BORROWER: AVIAT NETWORKS, INC.
By:
Name:
Title:

SINGAPORE BORROWER: AVIAT NETWORKS (S) PTE. LTD.
By:
Name:
Title:

For internal Bank use only

LIBOR Pricing Date	LIBOR	LIBOR Variance	Maturity Date
____%

EXHIBIT C
FORM OF NOTICE OF CONVERSION/CONTINUATION
AVIAT NETWORKS, INC.
AVIAT NETWORKS (S) PTE. LTD.
Date:

To:	Silicon Valley Bank 3003 Tasman Drive Santa Clara, CA 95054 Attention: Corporate Services Department

Re:	Loan and Security Agreement dated as of September 30, 2010 (as amended, modified, supplemented or restated from time to time, the “Loan Agreement”), by and among AVIAT NETWORKS, INC. (the “Administrative Borrower”), AVIAT U.S., INC. (“Opco”), AVIAT NETWORKS (S) PTE. LTD. (“Singapore Borrower” and together with the Administrative Borrower and Opco, each a “Borrower” and collectively, “Borrowers”) and SILICON VALLEY BANK (“Bank”).
Ladies and Gentlemen:
     The undersigned refer to the Loan Agreement, the terms defined therein being used herein as therein defined, and hereby give you notice irrevocably, pursuant to Section 3.6 of the Loan Agreement, of the [conversion] [continuation] of the Advances specified herein, that:
     1. The date of the [conversion] [continuation] is                                           , 20__.
     2. The aggregate amount of the proposed Advances to be [converted] is $                      or [continued] is $                    .
     3. The Advances are to be [converted into] [continued as] [LIBOR] [Prime Rate] Advances.
     4. The duration of the Interest Period for the LIBOR Advances included in the [conversion] [continuation] shall be            months.
     5. The Advances to be [converted] [continued] are:
☐ US Advances
☐ Singapore Advances
     6. The undersigned, on behalf of each Borrower, hereby certifies that the following statements are true on the date hereof, and will be true on the date of the proposed [conversion] [continuation], before and after giving effect thereto and to the application of the proceeds therefrom:
          (a) each of the representations and warranties made by each Borrower in or pursuant to the Loan Documents shall be true and correct in all material respects on and as of such date as if made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects as of such earlier date; and
          (b) no Default or Event of Default shall have occurred as of or on such date or after giving effect to the [conversion] [continuation] requested to be made on such date.
[signature page follows]

ADMINISTRATIVE BORROWER: AVIAT NETWORKS, INC.
By:
Name:
Title:

SINGAPORE BORROWER: AVIAT NETWORKS (S) PTE. LTD.
By:
Name:
Title:

For internal Bank use only

LIBOR Pricing Date	LIBOR	LIBOR Variance	Maturity Date
—%

EXHIBIT D
COMPLIANCE CERTIFICATE

TO: SILICON VALLEY BANK FROM: AVIAT NETWORKS, INC.	Date:
     The undersigned authorized officer of Aviat Networks, Inc. (“Administrative Borrower”) certifies that under the terms and conditions of the Loan and Security Agreement dated as of September 30, 2010 (as amended, modified, supplemented or restated from time to time, the “Loan Agreement”), by and among Administrative Borrower, Aviat U.S., Inc. (“Opco”), Aviat Networks (S) Pte. Ltd. (“Singapore Borrower” and together with the Administrative Borrower and Opco, each a “Borrower” and collectively, “Borrowers”) and Silicon Valley Bank (“Bank”):
     (1) Each Borrower is in complete compliance for the period ending                       with all required covenants except as noted below; (2) there are no Events of Default; (3) all representations and warranties in the Loan Agreement are true and correct in all material respects on this date except as noted below; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date; (4) each Borrower, and each of its Subsidiaries, has timely filed all material tax returns and reports that are required to be filed, and each Borrower has timely paid all material foreign, federal, state and local taxes, assessments, deposits and contributions owed by each Borrower except as otherwise permitted pursuant to the terms of Section 5.9 of the Loan Agreement; (5) (a)there are no collective bargaining agreements covering the employees of any Borrower or any of their domestic Subsidiaries, (b) there is not pending, nor (to the knowledge of any Borrower) is there threatened, any strike, walkout, slowdown or work stoppage, or any unfair labor practice complaint or grievance or arbitration proceeding arising out of or under any collective bargaining agreement covering the employees of any Borrower or any of their Subsidiaries that, individually or in the aggregate, could reasonable be expected to result in a Material Adverse Change, and (c) the hours worked and payments made to employees of Borrowers and their domestic Subsidiaries have not been in violation in any material respect of the Fair Labor Standards Act or any other applicable law dealing with such matters; and (6) Borrowers are in compliance with Section 6.6 of the Loan Agreement.
     Attached are the required documents supporting the certification. The undersigned certifies that these are prepared in accordance with GAAP consistently applied from one period to the next except as explained in an accompanying letter or footnotes. The undersigned acknowledges that no borrowings may be requested at any time or date of determination that Borrower is not in compliance with any of the terms of the Agreement, and that compliance is determined not just at the date this certificate is delivered. Capitalized terms used but not otherwise defined herein shall have the meanings given them in the Agreement.
Please indicate compliance status by circling Yes/No under “Complies” column.

Reporting Covenant	Required	Complies
Quarterly financial statements with Compliance Certificate	Within 45 days of fiscal quarter end	Yes No
Annual financial statement (CPA Audited) + Compliance Certificate	Within 90 days of FYE	Yes No
10-Q, 10-K and 8-K	Within 5 days after filing with SEC	Yes No
Board approved financial projections	Within 45 days of FYE	Yes No

Financial Covenant	Required		Actual		Complies
Maintain on a Quarterly Basis:
Minimum EBITDA	Fiscal Quarter End	Minimum EBITDA	$		Yes No

	October 1, 2010	($18,000,000)
	December 31, 2010	($10,500,000)
	April 1, 2011	($7,000,000)
	July 1, 2011	($2,500,000)
	Each Subsequent Fiscal Quarter	$1,000,000
Minimum Liquidity	2.50:1.00			__:1.00	Yes No

Not Required Financial Covenant —
Notification Purposes Only	For Pricing Purposes Only
Consolidated Leverage Ratio	___:___
     The following financial covenant analys[is][es] and information set forth in Schedule 1 attached hereto are true and accurate as of the date of this Certificate.
     The following are the exceptions with respect to the certification above: (If no exceptions exist, state “No exceptions to note.”)

ADMINISTRATIVE BORROWER:	BANK USE ONLY

AVIAT NETWORKS, INC.	Received by:

authorized signer
Date:

By:	Verified:

Name:		authorized signer
Title:	Date:

Compliance Status: Yes No

Schedule 1 to Compliance Certificate
Financial Covenants of Borrower
     In the event of a conflict between this Schedule and the Loan Agreement, the terms of the Loan Agreement shall govern.
Dated:
I. Liquidity Coverage (Section 6.7(a))
Required: 2.50:1.00
Actual:

A.	Unrestricted domestic cash and Cash Equivalents	$

B.	Domestic short-term and long-term marketable securities	$

C.	Liquidity (line A plus line B)	$

D.	All debts, principal, interest, Bank Expenses and other amounts Borrowers owe Bank now or later, whether under this Agreement, the Loan Documents, or otherwise, including, without limitation, the Singapore Obligations, all obligations relating to letters of credit (including reimbursement obligations for drawn and undrawn letters of credit), cash management services, and including interest accruing after Insolvency Proceedings begin and debts, liabilities, or obligations of Borrowers assigned to Bank	$	_________________
Is line C at least 2.50 times greater than line D?

No, not in compliance	Yes, in compliance

II. EBITDA (Section 6.7(b))
Required:

Fiscal Quarter End	Minimum EBITDA
October 1, 2010	($18,000,000)
December 31, 2010	($10,500,000)
April 1, 2011	($7,000,000)
July 1, 2011	($2,500,000)
Each Subsequent Fiscal Quarter	$1,000,000

Actual:

A.	Consolidated Net Income	$

To the extent deducted in the calculation of Net Income (Line A):

	(i) Consolidated Interest Charges	$

	(ii) Income tax expense	$

	(iii) Depreciation and amortization expense	$

	(iv) Non-cash restructuring charges	$

(v) Non-cash stock-based compensation expense

	(vi) Other non-cash expenses	$

B.	Sum of (i) through (vi)	$

To the extent included in calculating Consolidated Net Income (Line A):

	(i) Income tax credits	$

	(ii) Other non-cash items increasing Net Income	$

C.	Sum of Line (i) through (ii)	$

D.	EBITDA (Line A + Line B - Line C)	$
Is Line D at least the amount required (see chart above)?                      No, not in compliance _____ Yes, in compliance
III. Consolidated Leverage Ratio (Section 2.4(c), “LIBOR Rate Margin,” “Prime Rate Margin”)
Actual:

A.	Consolidated Funded Indebtedness

	(i)	outstanding principal amount of all obligations (current or long-term) for borrowed money (including borrowings under the Loan Agreement) and all debt obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments	$

	(ii)	purchase money Indebtedness	$

	(iii)	direct, non-contingent obligations arising under drawn letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments	$

	(iv)	obligations in respect of the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business)	$

	(v)	attributable Indebtedness in respect of capital leases and synthetic lease obligations	$

	(vi)	Indebtedness of the types referred to in clauses (i) through (v) above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which a Borrower or a Subsidiary is a general partner or joint venturer, unless such Indebtedness is expressly made non-recourse to such Borrower or such Subsidiary; provided that the	$

amount of Indebtedness included under this section (vi) shall be restricted to the amount of Indebtedness attributable to such Borrower or Subsidiary as a general partner or joint venturer

B.	Sum of (A)(i) through (A)(vi)	$

C.	Cash collateral posted for any of A(i) through A(vi)	$

D.	EBITDA for fiscal quarter ending &	$
Consolidated Leverage Ratio (Line B minus Line C to Line D):                       :

EXHIBIT E
FORM OF CORPORATE BORROWING CERTIFICATE
Date: ________
Borrowers: Aviat Networks, Inc. (“Parent”) and Aviat U.S., Inc. (“Opco”)
Bank:         Silicon Valley Bank

                               I hereby certify as follows, as of the date set forth above:
1.	I am the Secretary, Assistant Secretary or other officer of each of Parent and Opco. My title is as set forth below.

2.	Each of Parent’s and Opco’s exact legal name is set forth above. Parent and Opco each are corporations existing under the laws of the State of Delaware.

3.	Attached hereto as Exhibits A-1 and A-2 are true, correct and complete copies of the Certificate of Incorporation (including amendments) of each of Parent and Opco, as filed with the Secretary of State of the state in which each of Parent and Opco is incorporated as set forth in paragraph 2 above. Each Certificate of Incorporation has not been amended, annulled, rescinded, revoked or supplemented, and remain in full force and effect as of the date hereof.

4.	Attached hereto as Exhibits B-1 and B-2 are true, correct and complete copies of the by-laws (including amendments) of each of Parent and Opco. Each set of by-laws has not been amended, annulled, rescinded, revoked or supplemented, and remain in full force and effect as of the date hereof.

5.	The resolutions attached hereto as Exhibits C-1 and C-2 were duly and validly adopted by the Board of Directors of each of Parent and Opco each at a duly held meeting of such directors (or pursuant to a unanimous written consent or other authorized corporate action). Such resolutions are in full force and effect as of the date hereof and have not been in any way modified, repealed, rescinded, amended or revoked, and Bank may rely on them until Bank receives written notice of revocation from Borrower.

6.	Attached hereto as Exhibits D-1 and D-2 are copies of a certificate of status of each of Parent and Opco, each dated within 30 days of the Effective Date, issued by the Secretary of State of the state of Delaware which indicates that each of Parent and Opco are in good standing in such jurisdiction.

7.	As of the date hereof, each of the following officers or employees of Parent, whose names, titles and signatures are below, may act on behalf of Parent and any one of the persons designated below with a checked box beside his or her name may, from time to time, add or remove any individuals to and from the above list of persons authorized to act on behalf of Parent:

Authorized to
Add or Remove
Name	Title	Signature	Signatories

Charles D. Kissner	Chairman and CEO		☐

Thomas L. Cronan III	Chief Financial Officer		☐

Carol A. Goudey	Corporate Treasurer		☐

8.	As of the date hereof, each of the following officers or employees of Opco, whose names, titles and signatures are below, may act on behalf of Opco and any one of the persons designated below with a checked box beside his or her name may, from time to time, add or remove any individuals to and from the above list of persons authorized to act on behalf of Opco:

Authorized to
Add or Remove
Name	Title	Signature	Signatories

Charles D. Kissner	Chairman and CEO		☐

Thomas L. Cronan III	Chief Financial Officer		☐

Carol A. Goudey	Corporate Treasurer		☐

9.	Each of the persons listed above are the respective officers or employees of each of Parent and Opco with their titles and signatures shown next to their names.

By:
Name:
Title:

     I, the __________________________ of each of Parent and Opco, hereby certify as to paragraphs 1 through 9 above, as of the date set forth above.

By:
Name:
Title:

EXHIBIT F
FORM OF CORPORATE BORROWING CERTIFICATE
FOR SINGAPORE BORROWER
Date:
Borrowers: Aviat Networks (S) Pte. Ltd.
Bank:          Silicon Valley Bank
I hereby certify as follows, as of the date set forth above:
1.	I am the Secretary, or other officer of Singapore Borrower. My title is as set forth below.
2.	Singapore Borrower’s exact legal name is set forth above. Singapore Borrower is a private company limited by shares incorporated under the laws of the Republic of Singapore.
3.	Attached in Exhibit A hereto are true, correct and complete copies of Singapore Borrower’s Certificate of Incorporation and Memorandum and Articles of Association (including amendments), as filed with the Accounting and Corporate Regulatory Authority in Singapore. Such Certificate of Incorporation and Memorandum and Articles of Association have not been amended, annulled, rescinded, revoked or supplemented, and remain in full force and effect as of the date hereof.
4.	Attached in Exhibit B hereto is a true, correct and complete copy of the resolutions duly adopted by the board of directors and members of Singapore Borrower authorizing the execution, delivery and performance of the Loan Documents (and any agreement relating thereto) to which it is a party. Such resolutions are in full force and effect as of the date hereof and have not been in any way modified, repealed, rescinded, amended or revoked, and Bank may rely on them until Bank receives written notice of revocation from Singapore Borrower.
5.	The following persons are now duly elected and qualified directors, secretaries and duly appointed attorneys of Singapore Borrower holding the offices indicated next to their respective names below, and the signatures appearing opposite their respective names below are the true and genuine signatures of such officers / attorney. Each of such directors / attorney is duly authorized to execute and deliver on behalf of Singapore Borrower each Loan Document to which it is a party and any certificate or other document to be delivered by the Borrower pursuant to such Loan Document:

Name	Title	Signature

By:
Name:
Title:

I, the                               of Borrower, hereby certify as to paragraphs 1 through 5 above, as of the date set forth above.
[print title]

By:
Name:
Title: